UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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WESTERN REFINING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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April 13, 2011

To Our Shareholders:

On behalf of the Board of Directors, I cordially invite all shareholders to attend the Annual Meeting of Shareholders of Western Refining, Inc. to be held on June 7, 2011, at 8:30 a.m. MDT at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901. The Company’s proxy materials, as well as the Company’s 2010 Annual Report, are available to shareholders online at www.proxydocs.com/wnr. You may also request to receive a paper copy of the proxy materials and 2010 Annual Report by sending an email containing the 12 digit control number included on the Notice of Internet Availability of Proxy Materials you received to paper@investorelections.com, calling 866-648-8133, requesting a paper copy online at www.investorelections.com/wnr or by writing to Lowry Barfield, Secretary, at the Company’s corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Company’s 2010 Annual Report is not a part of its proxy materials.

Your vote is important, and you are encouraged to vote as early as possible. Even if you plan to attend the annual meeting, you are requested to vote your proxy in advance by one of the methods described in the Notice of Internet Availability of Proxy Materials and the Company’s 2011 proxy statement. If you attend the annual meeting after having submitted your proxy card, you may revoke your proxy, if you wish, and vote in person. If you would like to attend the annual meeting and your shares are not registered in your own name, please ask the brokerage firm, trust, bank or other nominee that holds your shares to provide you with evidence of your share ownership.

Thank you for your support.

Sincerely yours,

Paul L. Foster
Chairman of the Board

El Paso, Texas

NOTICE OF THE 2011
ANNUAL MEETING OF SHAREHOLDERS

June 7, 2011

To the Shareholders of Western Refining, Inc.:

The 2011 Annual Meeting of Shareholders of Western Refining, Inc. (the “Annual Meeting”) will be held at 8:30 a.m. MDT on June 7, 2011, at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901. At this Annual Meeting you will be asked to:

1.	Elect three Class III directors to hold office until the 2014 Annual Meeting of Shareholders;

2.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent auditors for fiscal year 2011;

3.	Conduct an advisory vote on 2010 named executive officer compensation;

4.	Conduct an advisory vote on the frequency of future advisory votes on named executive officer compensation; and

5.	Consider any other matters that may properly come before the Annual Meeting, or any adjournment thereof.

Only shareholders of record at the close of business on April 11, 2011, are entitled to vote at the Annual Meeting and at any adjournment of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting will be open for inspection during ordinary business hours at the Company’s headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901, for ten days prior to the Annual Meeting, as well as at the Plaza Theater during the Annual Meeting. Shareholders may inspect this list for any purpose related to the Annual Meeting.

All shareholders of record at the close of business on April 11, 2011, may vote by one of the methods described in the following Proxy Statement, including by telephone at 866-390-5269 or online at www.proxypush.com/wnr. In addition, if you received a paper copy of the proxy materials, including a proxy card, you may also vote by signing and returning your proxy card. If you did not receive a paper copy of the proxy materials, you may request a paper copy of the proxy materials and 2010 Annual Report using one of the methods described in the Notice of Internet Availability of Proxy Materials and this Proxy Statement, and then vote using the proxy card that is sent to you. Please refer to the specific voting information that is contained in this Proxy Statement.

Details regarding admission to the Annual Meeting and the business to be conducted at the Annual Meeting are provided in the following Proxy Statement. Your vote is important and you are encouraged to vote your shares as soon as possible, even if you plan to attend the Annual Meeting in person.

By Order of the Board of Directors,

Lowry Barfield
Senior Vice President — Legal, General Counsel and
Secretary

El Paso, Texas
April 13, 2011

YOUR VOTE IS IMPORTANT

PLEASE VOTE AS PROMPTLY AS POSSIBLE

PROXY STATEMENT

FOR THE 2011 ANNUAL MEETING OF SHAREHOLDERS OF
WESTERN REFINING, INC.

June 7, 2011

GENERAL INFORMATION

Introduction

The Board of Directors of Western Refining, Inc. (the “Board”) is soliciting proxies to be voted at the 2011 Annual Meeting of Shareholders of Western Refining, Inc. (the “Annual Meeting”) to be held on Tuesday, June 7, 2011, at the Plaza Theater, located at 125 Pioneer Plaza, El Paso, Texas 79901, beginning at 8:30 a.m. MDT, and at any adjournment or postponement of the Annual Meeting.

We are mailing the Notice of Internet Availability of Proxy Materials (the “Notice”) to all shareholders of record at the close of business on April 11, 2011, on or about Friday, April 22, 2011. On this date, you will have the ability to access all of our proxy materials and our 2010 Annual Report on www.proxydocs.com/wnr.

At the Annual Meeting, shareholders will vote to elect three directors, to ratify the appointment of the Company’s independent auditors, to conduct an advisory vote on named executive officer compensation and to conduct an advisory vote on the frequency of future advisory votes on named executive officer compensation. Shareholders will also consider any other matters that may properly come before the Annual Meeting.

How does the Board recommend that I vote?

The Board recommends a vote:

•	FOR the nominees for director;

•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent auditors for 2011;

•	FOR approval, on an advisory basis, of the compensation paid to our named executive officers in 2010; and

•	FOR approval, on an advisory basis, of the proposal to hold future advisory votes on named executive officer compensation every three years.

Who is entitled to vote at the Annual Meeting?

The Board has set April 11, 2011, as the record date for the Annual Meeting. If you were a shareholder at the close of business on April 11, 2011, you are entitled to vote at the Annual Meeting. As of the record date, 90,817,024 shares of the common stock of Western Refining, Inc. were issued and eligible to vote at the Annual Meeting. There were 120 shareholders of record. Holders of the Company’s common stock are entitled to one vote per share, exercisable in person or by proxy. Therefore, a total of 90,817,024 votes are entitled to be cast at the Annual Meeting. Shareholders do not have cumulative voting rights.

How many shares must be present to hold the Annual Meeting?

In accordance with the Company’s bylaws, shares equal to at least a majority of its outstanding shares of common stock as of the record date must be present at the Annual Meeting in order to hold the Annual Meeting and conduct business. This is called a quorum. Your shares are counted as present at the Annual Meeting if:

•	You are present and vote in person at the Annual Meeting; or

•	You have voted online in accordance with the instructions set forth in the Notice of Internet Availability of Proxy Materials (the “Notice”); or

•	You have voted by telephone in accordance with the instructions set forth in the Notice; or

•	You have properly submitted a proxy card by mail.

Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the Annual Meeting. The Company does not, however, count broker non-votes in determining whether a quorum is present. Broker non-votes are discussed below.

How do I vote my shares?

If you were a shareholder of record at the close of business on April 11, 2011, you can vote your shares by any one of the following methods:

1-	by telephone at 866-390-5269; or

2-	online at www.proxypush.com/wnr; or

3-	in the event you received a paper copy of the proxy materials, by signing and returning your proxy card; or

4-	by attending the Annual Meeting in person and completing a floor ballot.

Even if you currently plan to attend the Annual Meeting, the Company recommends that you also submit your proxy by one of the methods described in items (1) through (3), above, so that your vote will be counted if you later decide not to attend the Annual Meeting. If you hold your shares in street name, you may vote your shares in person at the Annual Meeting only if you obtain a signed letter or other proxy from your brokerage firm, bank or other nominee giving you the right to vote the shares at the Annual Meeting.

Can I change or revoke my vote after submitting my proxy?

Yes. You may revoke your proxy and change your vote at any time before your proxy is voted at the Annual Meeting. You can change your vote in any of the following ways:

•	delivering to the Company’s Secretary a written revocation notice with a date later than the date of your proxy card; or

•	signing and delivering to the Company’s Secretary a later-dated proxy relating to the same shares; or

•	attending the Annual Meeting in person, submitting a new proxy card or a written revocation at the Annual Meeting and then voting your shares in person by completing a floor ballot.

How can I attend the Annual Meeting?

Please note that space limitations make it necessary to limit attendance at the Annual Meeting to shareholders, though each shareholder may be accompanied by one guest. Admission to the Annual Meeting will be on a first-come, first-served basis. Registration and seating will begin at 8:00 a.m. MDT. Shareholders may be asked to present valid picture identification, such as a driver’s license or passport, before being admitted to the Annual Meeting. If you hold your shares in street name, you will also need proof of ownership in order to attend the Annual Meeting. A recent brokerage statement or letter from the brokerage firm, bank or nominee are examples of proof of ownership. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.

Why have I received a Notice of Internet Availability of Proxy Materials? How do I request a paper copy of the Proxy Materials and 2010 Annual Report?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), the Company has elected to provide its proxy materials over the Internet. Accordingly, the Company has sent a Notice of Internet Availability of Proxy Materials to its shareholders. All shareholders may access the proxy materials on the website referred to in the Notice: www.proxydocs.com/wnr. Shareholders may also request to receive a paper copy of the proxy materials by sending an email containing the 12 digit control number included on the Notice you received to paper@investorelections.com, calling 866-648-8133, requesting a paper copy online at www.investorelections.com/wnr or by writing to: Lowry Barfield, Secretary, at the Company’s corporate headquarters located at 123 W. Mills

Avenue, Suite 200, El Paso, Texas 79901. Instructions on how to access the proxy materials online or request a paper copy of the proxy materials may also be found in the Notice. In addition, shareholders may request to receive paper copies of proxy materials or to receive proxy materials by email on an ongoing basis. The Company encourages shareholders to access the proxy materials online to help reduce the costs the Company incurs in printing and mailing paper copies of the proxy materials.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares. If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. You, however, are still considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct their brokerage firm, bank or other nominee how to vote their shares using the methods described in this Proxy Statement.

What is a broker non-vote?

If you hold your shares in street name and do not provide voting instructions to your brokerage firm, bank or nominee, your shares will not be voted on any proposal on which your brokerage firm, bank or nominee does not have discretionary authority to vote under the rules of the New York Stock Exchange. In this situation, a “broker non-vote” occurs. Of the four Proposals included in this Proxy Statement, Proposals 1, 3 and 4 are “non-discretionary” items, and absent specific voting instructions from beneficial owners, New York Stock Exchange member brokers may not vote on these Proposals.

What vote is required for the matters brought before the Annual Meeting?

The affirmative vote of holders of a plurality of the common stock present or represented by proxy at the Annual Meeting and entitled to vote is required for the election of each director nominee. Therefore, abstentions and broker non-votes will not be taken into account in determining the outcome of the election of directors. For ratification of the independent auditor, the advisory vote on 2010 named executive officer compensation, the advisory vote on the frequency of future advisory votes on named executive officer compensation and any other matters presented for a vote of shareholders, the affirmative vote of holders of a majority of the common stock present or represented by proxy at the meeting and entitled to vote is required. Therefore, on any such matters, abstentions have the effect of a negative vote, and broker non-votes will not be taken into account.

How are votes counted?

In advance of the meeting, the Company will appoint an inspector of elections to count all the votes cast at the meeting and to report on the results. The inspector of elections will tabulate all votes cast in person, online, by telephone or by submission of a properly executed proxy before the closing of the polls at the Annual Meeting.

What if I submit my proxy but I do not specify how I want my shares voted?

If you do not specify how you want to vote your shares, the Company will vote them:

•	FOR the nominees for director;

•	FOR the ratification of Deloitte & Touche LLP as the Company’s independent auditors for 2011;

•	FOR approval, on an advisory basis, of the compensation paid to our named executive officers in 2010; and

•	FOR approval, on an advisory basis, of the proposal to hold future advisory votes on named executive officer compensation every three years.

If other matters requiring the vote of shareholders properly come before the Annual Meeting, it is the intention of the persons named on the proxy card to vote proxies held by them in accordance with their best judgment.

Who pays for the cost of proxy preparation and solicitation?

The Company will pay all costs of proxy preparation and solicitation. The Company may also distribute proxy materials through brokerage firms, custodians and other similar parties to the owners of the Company’s stock, and will reimburse such parties for their reasonable, out-of-pocket expenses incurred in forwarding proxy materials to the Company’s shareholders.

Important Notice Regarding the Availability of Proxy Materials
for the Shareholder Meeting to be Held on June 7, 2011.

This Proxy Statement and other proxy materials, as well as the Company’s 2010 Annual Report, are available at www.proxydocs.com/wnr. The Company encourages you to access and review all of the important information contained in the proxy materials before voting. If you want to receive an additional paper or email copy of the proxy materials and the Company’s 2010 Annual Report, you must request one. There is no charge to you for requesting an additional copy. Please make your request for an additional copy by sending an email containing the 12 digit control number included on the Notice of Internet Availability of Proxy Materials you received to paper@investorelections.com, calling 866-648-8133, requesting a paper copy online at www.investorelections.com/wnr or writing to Lowry Barfield, Secretary, at the Company’s corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901 on or before May 24, 2011, to facilitate delivery before the Annual Meeting.

THE BOARD AND ITS COMMITTEES

Leadership Structure

The Board is comprised of five independent outside directors and three employee directors led by the Company’s Chairman of the Board, Mr. Foster. Until January 2010, the Chairman of the Board also served as the Company’s Chief Executive Officer. However, in January 2010, the Board, in consultation with the Nominating and Corporate Governance Committee, or the Governance Committee, re-evaluated its leadership structure and named Jeff Stevens, previously President and Chief Operating Officer, to the position of President and Chief Executive Officer. Mr. Foster was named Executive Chairman of the Company, and continues to serve as Chairman of the Board. The Board made these changes consistent with its long-term succession planning, as well as its assessment of the optimal leadership structure for the Company. The Board believes this leadership structure is best for the Company and its shareholders at this time. The appointment of Mr. Stevens as Chief Executive Officer will enable Mr. Stevens to focus his time and attention on leading the Company. At the same time, this change will enable Mr. Foster to focus on leading the Board while still working with Mr. Stevens and other members of the Company’s executive management to provide high-level strategy and guidance for the Company. The Company’s Chief Executive Officer and Chairman have an excellent working relationship that has enabled Mr. Stevens to make a smooth transition into the role of Chief Executive Officer, and the Board is confident that Mr. Stevens and Mr. Foster will continue to work cooperatively to provide sound and effective leadership to the Company and the Board. In accordance with the Company’s Bylaws and Corporate Governance Guidelines, the Governance Committee and the Board will continue to periodically evaluate the Company’s leadership structure. While the Board believes separation of the roles of Chief Executive Officer and Chairman of the Board is best for the Company and its shareholders at this time, its Bylaws permit those roles to be filled by the same or different individuals. This allows the Board flexibility to determine from time to time whether the two roles should be combined or separate based upon circumstances. While the Board recognizes that different structures may be appropriate for companies in different situations, the Board is confident that this leadership structure is best for the Company at this time.

The Board

The Board meets throughout the year on a set schedule. The Board also holds special meetings and acts by unanimous written consent from time to time, as appropriate. The independent outside directors regularly meet in executive sessions. Ms. Barth presides at these executive sessions. The Board, led by Mr. Foster, has three standing committees: the Audit Committee, the Compensation Committee and the Governance Committee.

The Board held fourteen meetings during fiscal year 2010 and acted pursuant to written consents in lieu of meetings on one occasion. Each director is expected to attend each meeting of the Board, those committees on which he or she serves and each annual meeting of shareholders. In 2010, all directors attended at least 75% of the meetings of the Board and the committees on which such directors served. All directors attended the 2010 Annual Meeting of Shareholders.

Independent Directors

The Board has affirmatively determined that Carin M. Barth, L. Frederick Francis, Brian J. Hogan, William D. Sanders and Ralph A. Schmidt are independent under the rules and regulations of the New York Stock Exchange and the SEC, and Company guidelines. In reaching that determination, the Board affirmatively determined that the individuals it considers independent have no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The Board based this determination on a review of all of the relevant facts and circumstances, including the responses of the directors to questions regarding their employment history, compensation, affiliations, and family and other relationships.

Committees of the Board

The Board has an Audit Committee, a Compensation Committee and a Governance Committee. Each of these standing committees has a written charter that may be found on the Company’s website at www.wnr.com. In addition, paper copies of the charters are available free of charge to all shareholders by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company’s corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. All of the members of each of the Company’s committees are independent directors as required by the rules and regulations of the New York Stock Exchange and the SEC, and Company guidelines. The following table shows the committees on which each director serves:

Director	Audit	Compensation	Governance

Carin M. Barth	C	X	X
Paul L. Foster	—	—	—
L. Frederick Francis	X	C	X
Brian J. Hogan	X	X	C
William D. Sanders	—	X	X
Ralph A. Schmidt	—	X	X
Jeff A. Stevens	—	—	—
Scott D. Weaver	—	—	—

C — Chairperson
X — Member

Audit Committee.  The Audit Committee met nine times, either in person or by telephone, in 2010. Among other responsibilities, the Audit Committee:

•	Directly hires and replaces the independent auditors as appropriate;

•	Evaluates the performance of, independence of, and pre-approves the services provided by, the independent auditors;

•	Discusses the Company’s accounting principles and financial reporting procedures with management, internal auditors and independent auditors;

•	Reviews with management, internal auditors and independent auditors the Company’s annual and quarterly financial statements and recommends to the Board whether the annual financial statements should be included in the Company’s annual report;

•	Oversees the internal auditing functions, processes and controls and compliance by the Company with certain legal and regulatory requirements;

•	Established procedures for and oversees handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential, anonymous submission by employees of the Company of concerns regarding accounting or auditing matters; and

•	Prepares the Audit Committee report required by the rules of the SEC.

In performing its functions and to promote the independence of the audit, the Audit Committee consults separately and jointly with the independent auditors, the Company’s internal auditors and management. The Board has determined that Ms. Barth is an “audit committee financial expert” as that term is defined in the rules and regulations of the SEC.

Compensation Committee.  The Compensation Committee met five times, either in person or by telephone, in 2010. Among other responsibilities, the Compensation Committee:

•	Reviews and approves the Company’s compensation and benefits policies generally, including any incentive compensation and equity-based plans that are subject to Board approval;

•	Evaluates the performance of the executive officers of the Company;

•	Reviews and approves all compensation for the CEO and each of the Company’s executive officers;

•	Reviews and makes recommendations to the Board with respect to the compensation of non-employee directors;

•	Reviews the succession plan for the CEO and, in consultation with the CEO, periodically reviews the succession planning for the other executive officers; and

•	Reviews and discusses the Compensation Discussion and Analysis (the “CD&A”) with management and makes a recommendation to the Board as to its inclusion in the Proxy Statement.

Governance Committee.  The Governance Committee met four times, either in person or by telephone, in 2010. Among other responsibilities, the Governance Committee:

•	Identifies individuals believed to be qualified to become members of the Board and recommends to the Board the nominees to stand for election as directors at the annual meetings of shareholders, or to fill any vacancies or newly created directorships that may occur between such meetings;

•	Makes recommendations to the Board as to changes that the Governance Committee believes to be desirable to the size of the Board and any committee of the Board and to the types of committees of the Board;

•	Makes recommendations to the Board regarding the composition of the committees of the Board;

•	Makes recommendations to the Board as to determinations of director independence;

•	Adopted and reviews policies and procedures regarding the consideration of candidates recommended by shareholders;

•	Developed and recommended to the Board a set of corporate governance guidelines and codes of ethics, and reviews and oversees compliance with such guidelines and codes; and

•	Leads the Board and its committees in their annual self-evaluation procedures.

Risk Oversight

The Board considers oversight of risk management efforts to be a responsibility of the entire Board as well as its committees. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, liquidity, credit, legal and regulatory, strategic, commercial and reputational risks. The Board (or the appropriate committee, in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate members of management to enable the Board and, as appropriate, its committees to understand risk identification, risk management and risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee subsequently reports on the matter to the Board. This enables the Board and its committees to coordinate the Board’s risk oversight role.

The Audit Committee assists the Board in monitoring the Company’s financial, commercial, liquidity, credit, regulatory and other risks and in developing guidelines and policies to govern processes for managing these risks. The Audit Committee discusses the Company’s policies with respect to risk assessment and risk management in general, as well as with respect to the specific risks overseen by the Audit Committee. The Audit Committee also regularly discusses risk management in the context of compliance and internal controls. In addition, in May 2010, the Company formed the Enterprise Risk and Compliance Committee (the “ERCC”). The ERCC is comprised of key management employees from each business unit and meets regularly to evaluate the Company’s risks as well as its compliance with significant applicable legal, ethical and regulatory requirements. The ERCC regularly reports to the Audit Committee and its chair, Ms. Barth, on its meetings and activities, as well as the Company’s policies and procedures regarding risk and compliance, training on those policies and procedures, and auditing and enforcement of those policies and procedures. The Audit Committee regularly reports to the Board on its discussions and oversight as well as the discussions and oversight of the ERCC.

The Governance Committee assists the Board in monitoring the Company’s risks incident to its governance structures and processes. The Governance Committee discusses risk management in the context of general governance matters, including Board succession planning, among other topics. The Governance Committee regularly reports on its discussions and oversight to the Board.

The Compensation Committee assists the Board in monitoring the risks associated with its compensation programs and practices as well as executive officer succession planning. The Compensation Committee reviews the design and goals of the Company’s compensation programs and practices in the context of possible risks to the Company’s financial and reputational well-being as well as possible risks to the continuity of the Company’s management. The Compensation Committee regularly reports on its discussions and oversight to the Board.

Diversity

While the Company does not have a specific policy regarding diversity of its Board members and nominees, over the years the Governance Committee has sought and nominated candidates with varying viewpoints, professional experiences, backgrounds, education, skill sets and gender. Among other criteria, the Governance Committee seeks candidates who: have business and/or professional knowledge and experience applicable to the Company; are well regarded in their communities with a long-term, good reputation for the highest ethical standards; possess good common sense and judgment; and, have a positive record of accomplishment in present and prior positions. The Governance Committee periodically assesses whether the Board and its Committees possess the right diversity of skills and backgrounds for the current issues facing the Company, including through its annual Board and Committee Self-Assessment Questionnaires.

Corporate Governance Guidelines

The Company has adopted a set of corporate governance guidelines. A copy of the corporate governance guidelines may be found on the Company’s website at www.wnr.com. In addition, paper copies of the corporate governance guidelines are available to all shareholders free of charge by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company’s corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The guidelines set out the Company’s and the Board’s thoughts on, among other things, the following:

•	The role of the Board and management;

•	The functions of the Board and its committees and the expectations the Company has for its directors;

•	The selection of directors, the Chairman of the Board, and the Chief Executive Officer;

•	Election terms, retirement of directors, and management succession;

•	Compensation of directors; and

•	Evaluating director performance.

Code of Business Conduct and Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, executives and employees and a Code of Ethics for Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer. These Codes are posted on the Company’s website at www.wnr.com. In addition, paper copies of these Codes are available to all shareholders free of charge by calling (915) 534-1400 or by writing to Lowry Barfield, Secretary, at the Company’s corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. Within the time period required by the SEC and the New York Stock Exchange, the Company will post on its website at www.wnr.com any amendments to these Codes and any waiver applicable to any of the Company’s Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer.

Communications with the Board

The Board has established a process for interested parties to communicate with the Board including the non-management members of the Board. Any interested party wishing to communicate with the Board or the non-management directors as a group should send any communication to Lowry Barfield, Secretary, Western Refining, Inc., 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. The Secretary will forward such communication to the Board or to any individual director or directors to whom the communication is directed, unless the Secretary determines that the communication does not relate to Company business or affairs or the functioning or constitution of the full Board or any of its committees, relates to routine or insignificant matters that do not warrant the attention of the directors, is an advertisement or other commercial solicitation or communication, is frivolous or offensive or is otherwise not appropriate for delivery to the directors. The director or directors who receive any such communication will have discretion to determine whether the subject matter of the communication should be brought to the attention of the full Board or one or more of its committees and whether any response to the person sending the communication is appropriate. Any such response will be made through the Secretary and only in accordance with the Company’s policies and procedures as well as all applicable law and regulations relating to the disclosure of information.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees

The Company currently has eight members on its Board. The Company’s Board is divided into three classes. As of the date hereof, there are two class I directors (Brian J. Hogan and Scott D. Weaver), three class II directors (William D. Sanders, Ralph A. Schmidt and Jeff A. Stevens) and three class III directors (Carin M. Barth, Paul L. Foster and L. Frederick Francis). The term of each class of director is three years, with the term of one class expiring at each of the Company’s annual meetings of shareholders. The current term of office of the class III directors expires at the 2011 Annual Meeting of Shareholders.

The Nomination Process

The Governance Committee has procedures for identifying and evaluating nominees to serve as directors. First, the Governance Committee determines the needs of the Board. Qualifications for consideration as a Board nominee vary according to the particular areas of expertise being sought as a complement to the existing Board composition. At a minimum, however, candidates must satisfy the following criteria:

•	business and/or professional knowledge and experience applicable to the Company’s business and the goals and perspectives of its shareholders;

•	be well regarded in the community, with a long-term, good reputation for the highest ethical standards;

•	have good common sense and judgment;

•	have a positive record of accomplishment in present and prior positions;

•	have an excellent reputation for preparation, attendance, participation, interest and initiative on other boards on which he or she may serve; and

•	have the time, energy, interest and willingness to become involved in the Company’s business and future.

The Governance Committee will consider nominees properly recommended by a shareholder who is entitled to vote at a meeting of shareholders called for the election of directors. Nominations made by a shareholder must be made by giving notice in writing to the Company’s Secretary before the later to occur of: (i) 60 days prior to the date of the meeting of shareholders called for the election of directors; or (ii) 10 days after the Board makes public disclosure of the date of such meeting. In no event shall the public disclosure of an adjournment of an annual meeting of shareholders commence a new time period for the giving of a shareholder’s notice as described above. Such shareholder’s notice must set forth the following information as to each person whom the shareholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of capital stock of the Company that are then beneficially owned by such person; (iv) any other information relating to such person that is required by law or regulation to be disclosed in solicitations of proxies for the election of directors; and (v) such person’s written consent to being named as a nominee for election as a director and to serve as a director if elected. Such shareholder’s notice must also set forth the following information as to the shareholder giving the notice: (i) the name and address, as they appear in the Company’s stock records, of such shareholder; (ii) the class and number of shares of capital stock of the Company that are then beneficially owned by such shareholder; (iii) a description of all arrangements or understandings between such shareholder and each nominee for election as a director and any other person or persons (naming such person or persons) relating to the nomination proposed to be made by such shareholder; and (iv) any other information required by law or regulation to be provided by a shareholder intending to nominate a person for election as a director of the Company. The Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended by the Company’s officers or directors or by a shareholder.

The Governance Committee recommended to the Board that Ms. Barth, Mr. Foster and Mr. Francis be nominees for director at the 2011 Annual Meeting of Shareholders. Based on the Governance Committee’s recommendations, the Board nominated all three individuals for election to class III directorships at the 2011 Annual Meeting of Shareholders to serve for a three-year term expiring at the Annual Meeting of Shareholders in 2014. Ms. Barth, Mr. Foster and Mr. Francis have each consented to being named as nominees and have indicated their intention to serve if elected. The Board has affirmatively determined that Ms. Barth and Mr. Francis are independent under the rules and regulations of the New York Stock Exchange and the SEC, and Company guidelines. All of the nominees are currently serving as directors and a brief description of their business experience is set forth below.

Unless otherwise instructed, the proxy holders will vote for the election of Ms. Barth, Mr. Foster and Mr. Francis. If for any reason any of the nominees should become unable to serve as a director prior to the Annual Meeting, the proxy holders may vote for the election of a substitute nominee designated by the Board.

	Age (as of
Nominee	March 31, 2010)	Principal Occupation and Business Experience

Carin Marcy Barth	48	Carin Marcy Barth has served as a director of the Company since March 2006. Ms. Barth is President of LB Capital, Inc., a firm she co-founded in 1988. Currently, Ms. Barth serves on the board of Encore Bancshares, Inc.; the board of the Methodist Hospital Research Institute; the board of the Ronald McDonald House of Houston; and the board of Capital Bank. In March 2008, she was appointed a Commissioner to the Department of Public Safety for the State of Texas. She served as a member of the Board of Regents of Texas Tech University from 1999 to 2005 and was Chairman of the University’s endowment from 2001-2005 and 2006-2010. During 2004-2005, Ms. Barth took a leave of absence from LB Capital, Inc., to serve as Chief Financial Officer of the U.S. Department of Housing and Urban Development in Washington, D.C. From September 2006 to July 2007, she also served as Interim Senior Vice President of Finance and Administration (CFO) at Texas Southern University. In addition to the directorships listed above, in the past five years, Ms. Barth has served as a director of Amegy Bank of Texas, from 2001 to 2005. Ms. Barth’s experience in varied financial matters, including as Chief Financial Officer for several entities, her experience with mergers and acquisitions, her experience in operating a private capital company and her Board service on numerous public and private company boards are key attributes, among others, which make her well qualified to serve as a director of the Company.
Paul L. Foster	53	Paul L. Foster has served as Chairman of the Company’s Board since September 2005. Mr. Foster served as the Company’s Chief Executive Officer from September 2005 until January 2010, when he was appointed Executive Chairman of the Company. Mr. Foster also served as President from September 2005 to February 2009. Previously, Mr. Foster was the President and Chief Executive Officer of one of the Company’s affiliates. Mr. Foster has served on the board of the University of Texas System Board of Regents since 2007, where he is currently Vice Chairman. He also serves on the board of Bank of the West, an El Paso-based bank, and as Chairman of the board of the University of Texas Investment Management Company (UTIMCO), and various other civic and professional organizations. Mr. Foster has spent virtually his entire career working in the refined product production and marketing industry. He is the original founder of the Company and has been involved in all aspects of the Company’s operations since 2005 and in all aspects of its affiliates’ operations since 1997. In the past five years, Mr. Foster has not served as a director of a publicly traded company other than Western Refining, Inc. or as a director of a registered investment company. Mr. Foster’s extensive understanding of the production and marketing of refined products and his extensive history with and shareholdings in the Company are key attributes, among others, which make him well qualified to serve as a director of the Company.

	Age (as of
Nominee	March 31, 2010)	Principal Occupation and Business Experience

L. Frederick Francis	54	L. Frederick Francis has served as a director of the Company since February 2006. He is Executive Chairman of Bank of the West, an El Paso-based bank. Mr. Francis is also Chairman of Francis Properties. In addition, he serves on the board of directors of the Medical Center of the Americas Foundation, the Board of Regents of the Texas Tech University System, where he is a past Chairman, and the board of directors of Sierra Medical Center/Providence Memorial Hospital, where he is also a past Chairman. He also serves on the boards of many other civic and charitable organizations. In the past five years, Mr. Francis has not served as a director of a publicly traded company other than Western Refining, Inc. or as a director of a registered investment company. Mr. Francis’ experience in running and working with financial institutions, his extensive background in working with financial matters and his experience on numerous boards of directors are key attributes which make him well qualified to serve as a director of the Company.

The Board unanimously recommends a vote FOR its nominees for director.

Other Directors

The Board’s other directors whose terms will continue after the Annual Meeting are listed below:

	Age (as of
Name	March 31, 2010)	Position	Class(1)

Brian J. Hogan	49	Director	I - 2012
Scott D. Weaver	52	Director, Vice President, Assistant Treasurer and Assistant Secretary	I -2012
William D. Sanders	69	Director	II - 2013
Ralph A. Schmidt	64	Director	II - 2013
Jeff A. Stevens	47	Director, President and Chief Executive Officer	II - 2013

(1)	Each director’s term of office expires in the year set forth opposite his or her name. Each director serves until his or her successor is chosen and qualified or until his or her earlier resignation or removal.

Brian J. Hogan has served as a director of the Company since January 2006. Since 1986, he has served as an officer of, and since 1990 as President of, Hogan Truck Leasing, Inc., a full-service truck leasing and transportation company. Mr. Hogan also serves as a director and Chairman of AmeriQuest Corp., a transportation and logistics resource company. In addition, he serves as a board member of Parkside Bank and Trust, on various transportation and leasing industry professional association boards and on various charitable organization boards. In the past five years, Mr. Hogan has not served as a director of a publicly traded company other than Western Refining, Inc. or as a director of a registered investment company. Mr. Hogan’s experience with transportation and logistics matters, his experience in operating a truck leasing and transportation company and his previous experience serving on various bank executive committees are key attributes which make him well qualified to serve as a director of the Company.

Scott D. Weaver has served as a director of the Company since September 2005. Mr. Weaver has served as one of the Company’s executive officers since September 2005, and is currently a Vice President, Assistant Treasurer and Assistant Secretary of the Company. From 2000 to August 2005, he served as Chief Financial Officer, Treasurer and Secretary of one of the Company’s affiliates. Mr. Weaver also served as Chief Administrative Officer from September 2005 to December 2007 and as interim Treasurer from September 2009 to January 2010. Mr. Weaver currently serves on the board of directors of Encore Wire Corporation, a publicly traded copper wire manufacturing company; on the board of directors of WIG Holdings, Inc., a privately held insurance holding company; and on the board of directors of AmerTac Corporation, a privately held consumer products company. Except as listed above, Mr. Weaver has not served as a director of a public company or a registered investment company in the past five years. Mr. Weaver’s experience in having served as the Chief Financial Officer of another public entity, his experience in serving as the Chief Financial Officer, Treasurer and Secretary of one of the Company’s affiliates, his extensive background and knowledge of the operations of the Company and his knowledge of public company finance matters are key attributes which make him well qualified to serve as a director of the Company.

William D. Sanders has served as a director of the Company since February 2007. Mr. Sanders is chairman of Strategic Management Partners and Strategic Growth Banking LLC (also serving as a director of its affiliate Capital Bank). He is also nonexecutive chairman of Verde Realty. Verde is a real estate investment trust focused on the U.S.-Mexico border region. Additionally, he is a director of Electric Infrastructure Alliance of America, L.L.C. and Borderplex Community Trust, a civically-formed real estate investment trust organized to acquire, develop and manage real estate in the downtown El Paso, Texas area. Previously Mr. Sanders was the founder, chairman and chief executive officer of Security Capital Group Incorporated, which was sold to GE Capital Corporation in 2002. Founded in 1991, Security Capital had controlling interests in eighteen public and private fully-integrated real estate operating companies, eight of which were NYSE-listed companies. He is a past chairman of the National Association of Real Estate Investment Trusts (NAREIT) and also served on the Board of Trustees of the University of Chicago. He currently is Trustee Emeritus of the Cornell University Board of Trustees. Except as listed above, Mr. Sanders has not served as a director of a publicly traded company or a registered investment company in the past five years. Mr. Sanders’ extensive experience in successfully building and managing public companies, understanding public company governance issues, leadership positions in numerous organizations and extensive experience in real estate investment and development are key attributes, among others, which make him well qualified to serve as a director of the Company.

Ralph A. Schmidt has served as a director of the Company since February 2006. He joined one of the Company’s affiliates in July 2001 as Vice President-Refining and became the Company’s Chief Operating Officer in September 2005, a position he held until his retirement in August 2006. Mr. Schmidt has spent his entire working career since 1969 working in refinery operations and marketing of refined products. He has been a hands-on refinery manager at seven refineries in the United States and Europe during that time frame. He is extremely familiar with the various regulatory and operational issues confronted by independent refiners on a daily basis, and holds a Texas Professional Engineers License. In the past five years, Mr. Schmidt has not served as a director of a publicly traded company other than Western Refining, Inc. or as a director of a registered investment company. Mr. Schmidt’s direct experience in the operation and expansion of the Company’s El Paso Refinery, as well as his career-long successful operation of numerous refineries are key attributes, among others, which make him well qualified to serve as a director of the Company.

Jeff A. Stevens has served as a director of the Company since September 2005, as the Company’s President since February 2009 and as Chief Executive Officer since January 2010. Previously, Mr. Stevens served as Chief Operating Officer since April 2008, as Executive Vice President of the Company since September 2005 and as Executive Vice President of one of the Company’s affiliates from 2000 to September 2005. Mr. Stevens has spent his entire career working in the refined product production and marketing industry. He has been involved in all aspects of the Company’s operations since 2005 and in all aspects of its affiliates’ operations since 2000. In the past five years, Mr. Stevens has not served as a director of a publicly traded company other than Western Refining, Inc. or as a director of a registered investment company. Mr. Stevens’ extensive understanding of the production and marketing of refined products and his extensive history with the Company are key attributes, among others, which make him well qualified to serve as a director of the Company.

2010 DIRECTOR COMPENSATION

Non-Employee Director Compensation Process

The compensation the Company pays to its non-employee directors is designed to attract and retain nationally recognized, highly qualified directors to lead the Company, to meaningfully align the interests of those directors with the interests of shareholders and to be demonstrably fair to both the Company and its non-employee directors. The general goal of the Board in setting non-employee director compensation is to compensate non-employee directors in the 50th percentile of the total compensation amounts paid to non-employee directors who serve on the boards of the Company’s peer group. In setting non-employee director compensation, the Compensation Committee and the Board consider these factors, as well as the significant amount of time that directors spend fulfilling their duties to the Company, the skill and experience required of the directors, and other factors. Non-employee director compensation typically consists of a cash and equity component. All equity grants are in the form of restricted stock of the Company, which vests ratably over a three-year period and is subject to both price volatility and the possibility of forfeiture upon early termination of service on the Board.

The Compensation Committee evaluates non-employee director compensation and makes its recommendations to the Company’s full Board, which then sets the non-employee director compensation. In developing and making its recommendations to the Board, the Compensation Committee follows a process similar to the process it follows for setting named executive officer compensation, which is discussed under “Compensation Discussion and Analysis.” The Compensation Committee relies upon various sources of information and advice including the advice of independent consultants, benchmarking surveys, a proprietary database provided by Equilar, Inc., the current economic conditions and industry environment in which the Company operates and the Compensation Committee members’ common sense, experience and judgment. The Compensation Committee generally expects to have full reports and recommendations provided by an independent compensation consultant on a periodic basis. In years when reports from independent compensation consultants are not provided, the Compensation Committee relies upon the other sources and factors referenced above. To the extent the Compensation Committee perceives there are major shifts in compensation trends or desires to make significant modifications to non-employee director compensation, the Compensation Committee may decide, in its discretion, to retain independent compensation consultants to provide full or partial reports and analyses.

Non-Employee Director Compensation for 2010

The Compensation Process for 2010

The Compensation Committee benchmarked the non-employee director compensation for 2010 against the same 2009 compensation peer group used for the named executive officers, which is discussed under “Compensation Discussion and Analysis.” This 2009 compensation peer group consists of the following ten companies:

•	Ashland Inc.

•	CVR Energy Inc.

•	Eastman Chemical Co.

•	El Paso Corp.

•	Frontier Oil Corp.

•	Holly Corp.

•	Sunoco Inc.

•	Tesoro Corp.

•	Valero Energy Corp.

•	Williams Companies, Inc.

The Compensation Committee believes this 2009 compensation peer group is representative of companies with which the Company competes for talent in the Company’s industry or in similar highly regulated manufacturing and processing industries. The revenues of these companies ranged from $4.7 billion to $106.7 billion for the last fiscal year prior to their inclusion in this 2009 compensation peer group (2008). The Company’s revenue in 2008 was $10.7 billion.

Non-Employee Director Compensation for 2010

Non-employee director compensation has remained unchanged since 2009.

For their 2009 compensation, on the recommendation of the Compensation Committee, the Board resolved to pay each non-employee director an annual cash retainer of $40,000, an annual restricted stock grant vesting ratably over three years with a market value at the time of grant of $100,000, $1,500 cash per Board or committee meeting attended and, for committee chairs, an additional cash fee equal to $15,000 for the Audit Committee chair and $10,000 for the chairs of the Compensation and Governance Committees. In addition, on recommendation of the Compensation Committee, each non-employee director was given the option to receive some or all of his or her annual cash compensation in the form of restricted stock of the Company equal to 150% of the cash amount, vesting ratably over three years, and the option to defer some or all of his or her 2010 compensation pursuant to the terms of the Western Refining, Inc. Non-Employee Director Deferred Compensation Plan. The cash component was allowed to be converted to equity at a 150% conversion rate based upon the recognition of the risk of both price volatility and forfeiture, in the event of a termination of service, associated with an equity award which vests over a three-year period.

For their 2010 compensation, the Board, on the recommendation of the Compensation Committee, voted to keep the non-employee director compensation for 2010 the same as in 2009, including the option to convert cash payments to restricted stock of the Company, in light of the economic and industry environment existing at the time. The Compensation Committee observed that the Company’s 2010 average total non-employee director compensation was at the 59.6th percentile of the 2009 average total non-employee director compensation of the 2009 compensation peer group, excluding the impact of converting cash compensation to restricted stock at 150% of the cash amount. The Compensation Committee believes this is the most accurate benchmarking against the 2009 compensation peer group. All non-employee directors elected to receive all of their 2010 cash compensation in the form of restricted stock of the Company at a 150% conversion rate and all elected to defer all such compensation pursuant to the terms of the Western Refining, Inc. Non-Employee Director Deferred Compensation Plan. In 2010 none of the Company’s directors was granted or held any options or stock appreciation rights, and none participated in a Company pension plan. The Company’s non-employee directors received the following compensation for 2010:

2010 DIRECTOR COMPENSATION

					Change in
					Pension
					Value and
	Fees				Non-Qualified
	Earned or			Non-Equity	Deferred
	Paid in	Stock	Option	Incentive Plan	Compensation	All Other
	Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)(1)(2)	($)	($)	($)	($)	($)

Carin M. Barth	—	277,588	—	—	—	—	277,588
L. Frederick Francis	—	269,027	—	—	—	—	269,027
Brian J. Hogan	—	269,027	—	—	—	—	269,027
Ralph A. Schmidt	—	219,808	—	—	—	—	219,808
William D. Sanders	—	224,287	—	—	—	—	224,287

(1)	Directors were each granted restricted stock in 2010 as provided in the summary above. The grant date fair value is computed in accordance with Financial Accounting Standards Codification Topic 718, Compensation, Stock Compensation (FASB ASC Topic 718). The values for the restricted stock awards reflect the aggregate grant date fair values of the awards. These stock awards will vest ratably over three years following the date of grant.

(2)	Of the stock awards granted to each non-employee director in 2010 disclosed in this column, $100,000 represents the annual restricted stock grant discussed above, which is not subject to the 150% cash conversion ratio, described above. The remainder represents the cash compensation as converted to equity at the 150% cash conversion ratio. The following table illustrates the 150% cash conversion ratio applied to cash compensation as converted to equity for each non-employee director:

	Cash Fees
	Subject to	150%
	150% Cash	Stock
	Conversion Ratio	Conversion	Total
Name	($)	($)	($)

Carin M. Barth	118,392	59,196	177,588
L. Frederick Francis	112,685	56,342	169,027
Brian J. Hogan	112,685	56,342	169,027
Ralph A. Schmidt	79,872	39,936	119,808
William D. Sanders	82,858	41,429	124,287

Messrs. Foster, Stevens and Weaver, all of whom are officers, do not receive compensation for their service as directors. Directors are reimbursed for all reasonable out-of-pocket expenses that they incur in attending meetings and serving on the Board.

Director Stock Ownership Requirements

On August 26, 2010, the Board amended its Corporate Governance Guidelines to include minimum stock ownership requirements for directors. Under these requirements, directors must own shares of common stock of the Company at a level equal to three times the director’s annual cash retainer. These requirements must be met within five years of appointment or election, as the case may be, and may be satisfied with common stock that is owned directly by the director, indirectly (e.g., by a spouse or a trust), shares that are time-vested restricted stock, restricted stock units or shares that are held in a retirement or deferred compensation account. Unexercised options and unearned performance shares are not counted toward meeting these requirements. The Governance Committee is responsible for monitoring and enforcing these requirements. All directors have satisfied these minimum stock ownership requirements at all times since their adoption.

IDENTIFICATION OF EXECUTIVE OFFICERS AND OTHER INFORMATION

Executive Officers

The Company’s executive officers are as follows (as of March 31, 2011):

	Age as of
Name	March 31, 2011	Position

Paul L. Foster	53	Executive Chairman
Jeff A. Stevens	47	President and Chief Executive Officer
Mark J. Smith	51	President — Refining and Marketing
Gary R. Dalke	58	Chief Financial Officer
William R. Jewell	56	Chief Accounting Officer
Lowry Barfield	53	Senior Vice President — Legal, General Counsel and Secretary
Jeffrey S. Beyersdorfer	49	Senior Vice President — Treasurer, Director of Investor Relations and Assistant Secretary
Scott D. Weaver	52	Vice President, Assistant Treasurer and Assistant Secretary

See “Other Directors” for the biographies of Mr. Stevens and Mr. Weaver and “Nominees” for the biography of Mr. Foster.

Mark J. Smith has served as the Company’s Executive Vice President — Refining since August 2006. On February 3, 2009, Mr. Smith was promoted to President — Refining and Marketing of the Company. From September 2000 to August 2006, Mr. Smith served as Vice President and General Manager, Lemont Refinery, for CITGO Petroleum Corporation, where he was responsible for all business and operational aspects of the Lemont business unit.

Gary R. Dalke has served as the Company’s Chief Financial Officer since August 2005. Previously, from 2003 until August 2005, Mr. Dalke served as the Chief Accounting Officer of one of the Company’s affiliates. From September 2005 to June 2007, Mr. Dalke also served as Treasurer.

William R. Jewell has served as the Company’s Chief Accounting Officer since July 2007. From 2001 to 2007, Mr. Jewell was with KPMG LLP, where he last served as an Assurance Senior Manager.

Lowry Barfield served as the Company’s primary outside counsel from 1999 until November 2005 when he joined the Company as Vice President — Legal, General Counsel and Secretary. In 2007, Mr. Barfield was promoted to Senior Vice President — Legal, General Counsel and Secretary.

Jeffrey S. Beyersdorfer has served as the Company’s Senior Vice President — Treasurer and Director of Investor Relations since January 2010. From 2008 to June 2009, Mr. Beyersdorfer served as Corporate Treasurer of FMC Technologies, Inc., where he was responsible for treasury operations, balance sheet management, foreign exchange and risk management. From 2002 to 2007, Mr. Beyersdorfer served as Vice President — Treasurer of Smurfit-Stone Container Corporation, where he was responsible for treasury operations, balance sheet management, pension plans, credit and collections and risk management.

COMPENSATION DISCUSSION AND ANALYSIS

Overview and Objectives

The compensation the Company pays to its “named executive officers” (as defined below) is designed to compensate the Company’s named executive officers in a way that meaningfully aligns the interests of named executive officers with the interests of shareholders, which include:

•	producing long-term, positive results for the Company and its shareholders;

•	aligning named executive officers’ compensation with the Company’s short and long-term performance results with metrics to evaluate and reward performance;

•	having a compensation program that will attract and retain nationally recognized, highly qualified named executive officers to manage and lead the Company; and

•	providing incentive compensation to reward earnings growth, reliability, safety and environmental performance as well as achievement and implementation of specific Company goals that advance the interests of the Company and its shareholders.

It is the overall goal of the Compensation Committee to compensate named executive officers in a manner that is demonstrably fair to both the Company and the named executive officer in light of the performance of the Company, the contribution of that named executive officer to that performance and the competition the Company faces to attract and retain highly qualified named executive officers.

In 2010, the Company achieved a number of significant accomplishments led by this named executive officer management team, including:

•	completing the consolidation of the two Four Corners refineries into the Gallup, New Mexico refinery;

•	achieving the goal of $50 million in annual cost savings through a number of successful initiatives that management believes are sustainable going forward;

•	completing the safe, temporary shut down of refining operations at the Yorktown refinery while continuing to successfully operate the products terminal and storage facility to supply the region with finished products;

•	finishing 2010 with capital expenditures of $78.1 million, which was below the budget of $100 million, without compromising the safety or reliability of the Company’s operations;

•	amending the Company’s revolving credit facility to eliminate financial maintenance covenants under that facility, lower the interest rate, increase borrowing capacity, and extend the maturity; and

•	reducing total debt by $47.1 million.

In accordance with SEC rules, “named executive officers” in this proxy statement are as follows: (1) the individuals serving as the Company’s principal executive officer (Paul L. Foster, Chief Executive Officer from January 1, 2010, until January 14, 2010; and Jeff A. Stevens, President and Chief Executive Officer since January 14, 2010) and principal financial officer (Gary R. Dalke, Chief Financial Officer) during the last completed fiscal year; and, (2) the Company’s three other most highly compensated named executive officers who were serving as executive officers at the end of the last completed fiscal year (Mark J. Smith, President — Refining & Marketing; Lowry Barfield, Senior Vice President — Legal, General Counsel and Secretary; and William R. Jewell, Chief Accounting Officer).

Compensation Elements

The Company typically compensates named executive officers with a combination of base salary, annual cash bonus and long-term incentives in the form of equity awards and performance awards pursuant to the Company’s shareholder-approved equity plans. The Company’s named executive officers also participate in benefit plans generally available to the Company’s other employees.

Compensation Process

The Company’s named executive officer compensation is administered by the Company’s Compensation Committee, which is made up of independent, non-employee directors. In evaluating named executive officer compensation, the Compensation Committee relies upon various sources of information and advice including the advice of independent compensation consultants, benchmarking surveys, a proprietary database provided by Equilar, Inc., the Compensation Committee’s assessment of the success of the Company and the contributions of the various named executive officers to the Company’s success, the current economic conditions and industry environment in which the Company operates and the Compensation Committee members’ common sense, experience and judgment. The Compensation Committee generally expects to have full reports and recommendations provided by an independent outside compensation consultant every three years. In the interim years, the Compensation Committee intends to rely upon the other sources and factors referenced above. To the extent the Compensation Committee perceives there are major shifts in compensation trends or desires to make significant modifications to the Company’s compensation programs, the Compensation Committee may decide, in its discretion, to retain independent compensation consultants to provide full or partial reports and analyses more often than the three-year target periods mentioned above.

The general goal of the Compensation Committee is to compensate the named executive officers in the 50th percentile of the total compensation amounts paid to executives employed by companies in the Company’s peer groups and to allocate this compensation among base salary, annual cash bonus and long-term incentives in the form of equity compensation and performance awards. The Compensation Committee’s goal is to do this in a manner that will meet the objectives and goals outlined above. As discussed in more detail below regarding the Company’s grant of performance awards, compensation of the named executive officers may be increased or decreased depending upon the performance of the Company against certain defined metrics as well as the achievement of certain baseline financial goals. The Compensation Committee will use the compensation and performance information of its peer groups as a guideline and not as a formulaic approach to compensation levels.

Named Executive Officer Compensation for 2010

The Compensation Process and Peer Company Analysis for 2010

Total Cash Compensation

With respect to the base salaries and annual cash bonuses for 2010, collectively referred to as total cash compensation, the Compensation Committee benchmarked these against a compensation peer group contained in a September 2009 independent compensation consultant analysis in addition to utilizing the other sources and factors mentioned above. This September 2009 analysis was prepared by Pearl Meyer. Pearl Meyer provided the Compensation Committee with an analysis of the Company’s named executive officer compensation, competitive data and associated recommendations regarding compensation levels and equity vehicles most appropriate to the objectives and goals outlined above. Pearl Meyer utilized public data, a private executive survey and a private general executive compensation database to assist it in providing the Compensation Committee with this compensation analysis. In addition, the Compensation Committee consulted with Pearl Meyer to select a compensation peer group. The compensation peer group for the 2009 analysis of named executive officer compensation consisted of the following ten companies:

•	Ashland Inc.

•	CVR Energy Inc.

•	Eastman Chemical Co.

•	El Paso Corp.

•	Frontier Oil Corp.

•	Holly Corp.

•	Sunoco Inc.

•	Tesoro Corp.

•	Valero Energy Corp.

•	Williams Companies, Inc.

This 2009 compensation peer group is different than the 2010 performance peer group discussed later that consists solely of publicly traded independent refiners. The Compensation Committee believes this 2009 compensation peer group is representative of companies with which the Company competes for executive talent in the Company’s industry or in similar highly regulated, manufacturing and processing industries. The revenues of these companies ranged from $4.7 billion to $106.7 billion for the last fiscal year prior to their inclusion in this 2009 compensation peer group (2008). The Company’s revenue in 2008 was $10.7 billion.

Long-Term Incentives

Regarding named executive officer performance awards granted in 2010, the Compensation Committee consulted with and utilized the analysis and recommendations of Pearl Meyer contained in a March 2010 report, further discussed below, as well as utilized the other sources and factors mentioned above. The Compensation Committee consulted with Pearl Meyer in selecting a peer group for the performance awards granted in 2010 and included in the March 2010 report, called the 2010 performance peer group. The 2010 performance peer group consisted of the following seven companies:

•	Alon USA Energy, Inc.

•	CVR Energy Inc.

•	Delek US Holdings, Inc.

•	Frontier Oil Corporation

•	Holly Corporation

•	Tesoro Corporation, and

•	Valero Energy Corporation

This 2010 performance peer group differs from the 2009 compensation peer group discussed above. The 2009 compensation peer group consists of companies which the Compensation Committee believes is representative of the companies with which the Company competes for executive talent including highly regulated, manufacturing and processing industries, some of which are not refiners, while the 2010 performance peer group consists solely of publicly traded, independent refiners. The Compensation Committee believes including only refiners in the 2010 performance peer group is appropriate in assessing performance awards because the 2010 performance peer group will be used to benchmark certain defined metrics of the Company, including safety performance. The revenues of the companies included in the 2010 performance peer group range from $2.7 billion to $64.6 billion for the last fiscal year prior to their inclusion in the 2010 performance peer group (2009). The Company had revenue of $6.8 billion in 2009.

Other Considerations

As part of its process in setting named executive officer compensation, the Compensation Committee also met with and discussed appropriate 2010 named executive officer compensation with the Company’s Chief Executive Officer, Mr. Stevens, and its Executive Chairman, Mr. Foster. These meetings were designed to provide a full and candid discussion between management and the Compensation Committee as to appropriate levels and forms of compensation for named executive officers for 2010.

Compensation Consultants

As further discussed in this section, in addition to relying upon reports prepared by Pearl Meyer in previous years, in 2010 the Compensation Committee engaged Pearl Meyer to prepare a report regarding long-term incentive compensation, to advise the Compensation Committee regarding long-term incentive compensation and to work with the Compensation Committee in establishing a peer group for the 2010 long-term incentive compensation report. During 2010, Pearl Meyer provided no services to the Company or management other than its work providing the compensation advice to the Compensation Committee discussed in this paragraph and in the “Compensation Disclosures” defined below.

Total Cash Compensation

Base Salaries

The 2010 base salaries of the Company’s named executive officers were designed to provide a level of assured cash compensation to the named executive officers based primarily upon the job responsibilities, individual experience, professional status and accomplishments of each named executive officer. At the start of 2010, the Compensation Committee determined that the 2010 base salaries for named executive officers should remain the same as they were at the end of 2009. These base salary levels for all named executive officers except Mr. Foster and Mr. Stevens were approximately five percent below the base salary levels of the named executive officers in 2008, having been reduced by that amount in November 2009 in light of the economic and industry environment existing at the time. Mr. Foster’s and Mr. Stevens’ annual base salaries were each lowered to the nominal amount of $10,000 in November 2009, and at the start of 2010, the Compensation Committee concluded that Mr. Foster’s and Mr. Stevens’ annual base salaries would each remain at this nominal $10,000 amount.

Later in 2010, the Compensation Committee again reviewed the base salaries of the named executive officers excluding Mr. Foster, the improving general industry and economic conditions and the total cash compensation of the 2009 compensation peer group, as more fully described in the “Benchmarking” section below. Effective on August 25, 2010, Mr. Stevens’ annual base salary was increased from $10,000 to $540,000. Effective as of October 1, 2010, the Compensation Committee returned the named executive officer base salaries to their 2008 year-end levels and increased Mr. Stevens’ annual base salary from $540,000 to $576,840. Mr. Foster’s annual base salary remained at the nominal $10,000 amount for all of 2010.

Annual Cash Bonuses

The Compensation Committee historically awarded annual cash bonuses to the Company’s named executive officers based on a specified percentage of the named executive officer’s base salary for the bonus plan year, provided certain performance targets had been met. Typically these bonuses would range from 0 to 200% of the named executive officer’s base salary with a target of 100% of base salary. The Compensation Committee would also retain the ability to award discretionary bonus compensation to the Company’s named executive officers. For 2009, in light of the economic and industry environment existing at the time, no bonuses were paid to named executive officers. While no formal bonus plan was adopted by the Compensation Committee for named executive officers in 2010, in February 2011, when assessing named executive officer compensation and performance for fiscal year 2010, the Compensation Committee determined that annual cash bonuses were appropriate in light of various factors including the Company’s achievement of the objectives discussed above during 2010, improving financial performance and the improving general industry and economic conditions. The Compensation Committee awarded these annual cash bonuses in February 2011, at a range between 46% and 110% of the named executive officer’s annual base salary based on the named executive officer individual contributions and total cash compensation for 2010, for all named executive officers except Mr. Foster. For Mr. Foster, the Compensation Committee elected not to benchmark his annual cash bonus on his nominal $10,000 annual base salary and instead awarded Mr. Foster an annual cash bonus of $500,000 based on the achievement of the objectives and other factors discussed above. The specific amounts of the annual cash bonuses awarded to named executive officers in February 2011 are set forth in the “Bonus” column of the “2010 Summary Compensation Table” below.

Benchmarking

The Compensation Committee benchmarked its 2010 total cash target compensation amounts against the 2009 compensation peer group discussed above. The Compensation Committee observed that the actual total cash compensation for each named executive officer in 2010 was below the 50th percentile of the 2009 total cash compensation of its 2009 compensation peer group.

Long-Term Incentives

Long-term incentive compensation is an important component of the total compensation program for the Company’s named executive officers. Long-term incentive compensation is intended to be a key element in driving the creation of value for shareholders and helping ensure stability of the Company’s named executive officers. Equity and performance awards are provided under the Company’s shareholder approved plans, the 2006 Long-Term Incentive Compensation Plan (the “2006 LTIP”) and the 2010 Incentive Plan of Western Refining, Inc. (the “2010 LTIP”).

In 2010, the Compensation Committee made one-time significant restricted stock grants under the 2006 LTIP to Messrs. Smith, Barfield and Jewell as well as to certain other Company officers. These restricted stock grants will vest in equal installments in 2011, 2012 and 2013. The Compensation Committee considered the fact that none of these named executive officers had received the significant equity grants that other executives of the Company received in previous years and that each of these named executive officers had made significant and substantial contributions to the Company’s overall success. These restricted stock grants to Messrs. Smith, Barfield and Jewell exceeded the 50th percentile level of the 2009 compensation peer group for long-term incentive compensation. These grants were awarded by the Compensation Committee on a “one-time” basis and the Compensation Committee anticipates future equity awards to be consistent with its stated overall goals as set forth above. In making theses grants, the Compensation Committee compared the three year average (2008, 2009 and 2010) total direct compensation of the named executive officers to the 2009 total direct compensation of the 2009 compensation peer group discussed above. The Compensation Committee observed that the three year average total direct compensation of the named executive officers was below the 25th percentile of the 2009 total direct compensation of its 2009 compensation peer group for Messrs. Foster, Stevens and Dalke, below the 50th percentile of the 2009 total direct compensation of its 2009 compensation peer group for Messrs. Barfield and Smith, and just above the 50th percentile for Mr. Jewell. The Compensation Committee also observed that these restricted stock grants resulted in the long-term incentive component of compensation in 2010 constituting 71% of Mr. Smith’s 2010 total direct compensation, 78% of Mr. Barfield’s 2010 total direct compensation and 77% of Mr. Jewell’s 2010 total direct compensation. The Compensation Committee believes these grants will help to retain these named executive officers and substantially align the interests of these officers with those of shareholders as a result of the grants’ vesting periods.

In 2010, the Compensation Committee also made performance award grants to all of the named executive officers except Mr. Foster, who was no longer Chief Executive Officer of the Company at the time of such grants, pursuant to the 2010 LTIP. The Compensation Committee consulted with and utilized the analysis and recommendations of Pearl Meyer contained in its March 2010 report. The target of each performance award is 100% of the named executive officer’s annual base salary. The performance period is a thirty-month period beginning on July 1, 2010, and ending on December 31, 2012. Performance awards are payable in 2013 on or before April 15. Each named executive officer may receive between 0 and 200% of his annual base salary depending upon how the Company performs on the metrics of Total Shareholder Return (“TSR”) and Return on Capital Employed (“ROCE”), each weighted 50% against the 2010 performance peer group identified above.

In addition, the final performance award payout value will be multiplied by a safety factor between 0.85 and 1.15 depending on the Company Safety Rate as compared to the Average Bureau of Labor Statistics (the “Average BLS”) Rate.

The specifics of the plan are as follows:

A.	Primary Performance Measures

Company Performance Period Total Shareholder Return (TSR) Versus Peer TSR

Total Shareholder Return is defined as the total return of a share to an investor (increase in share price plus dividends).

TSR for the 2010 performance peer group will be calculated over the full performance period and compared with the identical calculation for the Company. Beginning share prices are based on the calendar month average closing stock price for the month immediately preceding commencement of the performance period and ending share prices are based on the calendar month average closing stock price for the final month of the performance period.

Company Performance Period Average ROCE Versus Peer Average ROCE

ROCE is computed as a percentage based on (a) Earnings Before Interest and Taxes, as adjusted for certain unusual and nonrecurring gains or losses for the period being measured divided by, (b) the sum of the Total Assets Less Current Liabilities at the beginning and end of the period being measured divided by two.

ROCE will be calculated for each fiscal year or portion thereof and averaged over the performance period.

B.	Performance Levels and Multipliers

The Company’s achievement of its performance measures over the performance period will be compared to the 2010 performance peer group during the same period to determine relative performance.

The Company’s performance over the performance period will be directly ranked within the 2010 performance peer group, resulting in the application of a single multiplier to the target award value under each performance measure. Should consolidation among peers in the 2010 performance peer group occur or any such peer become delisted or otherwise no longer required to provide periodic reporting to the SEC, the ranking schedule would adjust to accommodate the reduced number of peers. The addition of new peers would also cause a shift in the ranking schedule. For example, in the table below the initial 2010 performance peer group includes 8 peer companies, including Western. The target (1.10 multiplier) rank for this number of peers would be 4th out of 8 companies in the group (including Western). If consolidation, delisting or the termination of the obligations of a peer company to provide periodic reporting to the SEC reduces the number of peer companies to 6, target would remain at the 4th position (out of 7 in the group, including Western), but the target multiplier would move to 1.00.

Performance Multiples (for both Relative TSR and Relative ROCE)

	7 Peers Remaining
Rank Against Peers	(Initial Case)	6 Peers Remaining	5 Peers Remaining

1	2.00	2.00	2.00
2	1.67	1.67	1.60
3	1.33	1.33	1.10
4	1.10	1.00	0.85
5	0.90	0.65	0.00
6	0.60	0.00	0.00
7	0.00	0.00
8	0.00

C.	Additional Factors

Quantitative Safety Measure

If relative performance generates a potential award and the Company’s performance period actual adjusted EBITDA is above the absolute threshold described below, then the final award payout value will be multiplied by a safety factor between 0.85 and 1.15 depending on the Company’s safety rate as compared to the Average BLS Rate, as follows.

•	The Exemplary safety factor will apply if the Company’s safety rate is lower than the Average BLS Rate by 15% or more.

•	The Superior safety factor will apply if the Company’s safety rate is lower than the Average BLS Rate by 10% or more but less than 15%.

•	The Target safety factor will apply if the Company’s safety rate is equal to the Average BLS Rate or is less than 10% higher or lower than the Average BLS Rate.

•	The Below Target safety factor will apply if the Company’s safety rate is higher than the Average BLS Rate by 10% or more but less than 15%.

•	The Poor safety factor will apply if the Company’s safety rate is higher than the Average BLS Rate by 15% or more.

Poor	Below Target	Target	Superior	Exemplary

0.85	0.90	1.00	1.10	1.15

The Company’s Absolute Threshold Performance Period Actual Adjusted EBITDA

The Company’s actual adjusted EBITDA for the performance period must equal or exceed the sum of Cash Interest Expense, Capital Expenditures, Scheduled Principal Payments, Turnaround Expenses and Cash Taxes for the performance period, in each case as reported in the Company’s financial statements filed with the SEC on Form 10-Q and Form 10-K or no performance award will be paid for the applicable performance period.

Termination Payments

All of the current named executive officers have employment agreements with the Company. If one of these named executive officer’s employment is involuntarily terminated without cause, the named executive officer will be entitled to severance in an amount equal to two times the named executive officer’s annual base salary, to be paid over a two-year period in monthly payments equal to one-twelfth of his annual base salary in the year in which such change in control occurs. If such involuntary termination occurs during a change of control period (as defined in the relevant employment agreements and amendments thereto), this severance amount will be paid to Messrs. Smith, Dalke, Jewell and Barfield in a lump sum, and its calculation will include annual cash bonuses that would have been paid to the named executive officer for each such year and unvested stock awards will become immediately vested.

In addition to severance payment(s), the named executive officer may be entitled to continue participating in certain employee benefit plans for a period of up to two years. Mr. Foster’s and Mr. Stevens’ employment contracts were amended in December 2008 to provide that, upon termination during a change of control period (as defined in his employment agreement and amendments thereto), Mr. Foster and Mr. Stevens will each be paid two times his annual base salary, but will receive no further additional severance compensation.

The Compensation Committee has determined that these termination payments are consistent with the Company’s compensation goals and objectives as well as the practices of the Company’s 2009 compensation peer group. Further, the Compensation Committee believes that these agreements are necessary for the Company to attract and retain named executive officers nationally recognized for their expertise, talent and accomplishments in their specific areas of responsibility at the Company.

The above description of the employment agreements does not purport to be a complete statement of the parties’ rights and obligations thereunder. The above statements are qualified in their entirety by reference to the employment agreements, which have been filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Chief Executive Officer Stock Ownership Requirements

On August 26, 2010, the Board amended its Corporate Governance Guidelines to include minimum stock ownership requirements for the Company’s Chief Executive Officer. Under these requirements, the Chief Executive Officer must own shares of common stock of the Company at a level equal to six times annual base salary. These requirements must be met within five years of appointment or promotion, as the case may be, and may be satisfied with common stock that is owned directly by the participant, indirectly (e.g., by a spouse or a trust), shares that are time-vested restricted stock, restricted stock units or shares that are held in a retirement or deferred compensation account. Unexercised options and unearned performance shares are not counted toward meeting these requirements. The Governance Committee is responsible for monitoring and enforcing these requirements. Mr. Stevens has satisfied these minimum stock ownership requirements at all times since their adoption.

Compensation Program Risk Assessment

The Compensation Committee has reviewed the Company’s compensation polices and practices, including policies and practices relating to all employees as well as directors and named executive officers, and has concluded that such polices and practices do not present a material risk to the Company and are not reasonably likely to have a material adverse effect on the Company. The Compensation Committee believes that the Company’s incentive compensation programs effectively balance risk and reward. In its risk assessment, the Compensation Committee considers its long-term incentive compensation, including the targets applied under the performance awards granted in 2010, the process used for establishing those targets, the vesting period applicable under awards issued pursuant to its shareholder-approved equity plans and other factors, each discussed more fully in this Proxy Statement. The Compensation Committee believes the mix between fixed and variable, annual and long-term and cash and equity compensation in the Company’s compensation programs mitigates excessive risk taking, focuses on sustained growth and earnings and encourages actions and strategies that are in the Company’s and its shareholders’ best interests, in both the short and long term.

COMPENSATION COMMITTEE REPORT

The following report of the Compensation Committee of the Board on executive compensation shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission nor shall this information be incorporated by reference into any future filing made by the Company with the Securities and Exchange Commission, except to the extent that the Company specifically incorporates it by reference into any filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and, based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

The Compensation Committee

L. Frederick Francis, Chairperson
Carin M. Barth
Brian J. Hogan
William D. Sanders
Ralph A. Schmidt

Executive Compensation

The following table sets forth information regarding compensation earned by the Company’s named executive officers for services rendered in all capacities to the Company and its subsidiaries for 2010. None of these named executive officers have been granted or hold any options or SARs and none participate in a pension plan or a non-qualified deferred compensation plan.

2010 SUMMARY COMPENSATION TABLE

					Non-Equity
					Incentive
				Stock	Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation	Total
Name	Year	($)	($)	($) (2)	($)	($) (4)	($)

Paul L. Foster (1)	2010	10,000	500,000	—	—	1,169	511,169
Executive Chairman	2009	646,994	—	242,624	—	30,184	919,802
Former Chief Executive Officer	2008	726,840	363,420	811,283	—	36,838	1,938,381
Jeff A. Stevens	2010	124,154	635,000	—	—	5,468	764,622
President and Chief Executive Officer	2009	503,474	—	188,711	—	24,684	716,869
	2008	565,320	282,660	631,001	—	27,910	1,506,891
Gary R. Dalke	2010	346,230	170,000	—	—	11,060	527,290
Chief Financial Officer	2009	350,013	—	116,640	—	30,184	496,837
	2008	349,442	174,721	54,773	—	34,091	613,027
Mark J. Smith	2010	441,346	210,000	1,644,000	—	10,474	2,305,820
President — Refining & Marketing	2009	439,925	—	125,803	—	31,572	597,300
	2008	376,880	188,440	269,044	—	31,956	866,320
Lowry Barfield	2010	308,760	155,000	1,644,000	—	10,474	2,118,234
Senior Vice President — Legal,	2009	311,238	—	103,680	—	30,685	445,603
General Counsel and Secretary	2008	310,615	155,308	257,747	—	34,767	758,437
William Jewell (3)	2010	185,990	125,000	1,096,000	—	8,700	1,415,690
Chief Accounting Officer	2009	182,000	—	94,867	—	20,284	297,151
	2008	181,192	90,596	59,969	—	6,670	338,427

(1)	Mr. Foster served as Chief Executive Officer of the Company from January 1, 2010, until January 14, 2010, when Jeff Stevens was appointed Chief Executive Officer. At that time, Mr. Foster was named Executive Chairman. In accordance with SEC rules, this “2010 Summary Compensation Table” and the following tables include compensation data for Mr. Foster.

(2)	This column represents the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718.

(3)	This is Mr. Jewell’s first year included in our summary compensation table as a named executive officer.

(4)	The following is the detail of “All Other Compensation” for 2010:

		Company
		401(k) Plan	Life
		Contribution	Insurance	Total
Name	Year	($)	($)	($)

Paul L. Foster	2010	400	769	1,169
Jeff A. Stevens	2010	4,966	502	5,468
Gary R. Dalke	2010	9,800	1,260	11,060
Mark J. Smith	2010	9,800	674	10,474
Lowry Barfield	2010	9,800	674	10,474
William Jewell	2010	7,440	1,260	8,700

GRANTS OF PLAN-BASED AWARDS — FISCAL 2010

					Other	Grant
					Stock	Date
					Awards:	Fair
					Number of	Value of
		Estimated Possible Payouts Under			Shares of	Stock and
		Non-Equity Incentive Plan Awards(1)			Stock or	Option
	Grant	Threshold	Target	Maximum	Units	Awards
Name	Date	($)	($)	($)	(#)(2)	($)(3)

Paul L. Foster	—	—	—	—	—	—
Jeff A. Stevens	08/25/10	275,400	540,000	1,242,000	—	—
Gary R. Dalke	08/25/10	174,650	342,450	787,635	—	—
Mark J. Smith	08/25/10	222,615	436,500	1,003,950	—	—
	05/24/10				300,000	1,644,000
Lowry Barfield	08/25/10	155,754	305,400	702,420	—	—
	05/24/10				300,000	1,644,000
William Jewell	08/25/10	95,605	187,460	431,158	—	—
	05/24/10				200,000	1,096,000

(1)	Please see discussion under “Compensation Discussion and Analysis — Named Executive Officer Compensation for 2010 — Long-Term Incentives” for a description of these performance awards.

(2)	This column represents restricted stock grants made to the applicable named executive officer on a one-time basis for significant and substantial contributions to the Company’s overall success over the past few years. See “Compensation Discussion and Analysis — Named Executive Officer Compensation for 2010 — Long-Term Incentives” for further discussion of these performance awards.

(3)	This column represents the grant date fair value computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL 2010 YEAR END

Stock Awards
			Equity	Equity
			Incentive	Incentive
			Plan	Plan
			Awards:	Awards:
			Number	Market or
			of	Payout
			Unearned	Value of
	Number	Market	Shares,	Unearned
	of	Value of	Units or	Shares,
	Shares	Shares	Other	Units or
	or Units	or Units	Rights	Other
	of Stock	of Stock	That	Rights
	That Have	That Have	Have Not	That Have
	Not Vested	Not Vested	Vested	Not Vested
Name	(#)(1)	($)(2)	($)	($)

Paul L. Foster	31,895	337,449	—	—
Jeff A. Stevens	24,807	262,458	—	—
Gary R. Dalke	7,310	77,340	—	—
Mark J. Smith	312,909	3,310,577	—	—
Lowry Barfield	311,500	3,295,670	—	—
William Jewell	206,315	2,182,813	—	—

(1)	Equity awards of restricted stock generally vest ratably over a three year period from the date of grant. The following table presents by grant date the vesting of outstanding awards:

	Grant Awards(a)
	Grant	Shares	Remaining Annual Vestings
Name	Date	Granted	2011	2012	2013

Paul L. Foster	3/26/2008	58,240	19,414	—	—
	3/26/2009	18,721	6,240	6,241	—
Jeff A. Stevens	3/26/2008	45,298	15,100	—	—
	3/26/2009	14,561	4,854	4,853	—
Gary R. Dalke	3/26/2008	3,932	1,310	—	—
	3/26/2009	9,000	3,000	3,000	—
Mark J. Smith	3/26/2008	19,314	6,438	—	—
	3/26/2009	9,707	3,236	3,235	—
	5/24/2010	300,000	100,000	100,000	100,000
Lowry Barfield	3/26/2008	18,503	6,167	—	—
	3/26/2009	8,000	2,667	2,666	—
	5/24/2010	300,000	100,000	100,000	100,000
William Jewell	3/26/2008	4,305	1,435	—	—
	3/26/2009	7,320	2,440	2,440	—
	5/24/2010	200,000	66,666	66,666	66,668

(a)	These columns represent awards of restricted stock granted on the date noted that remain subject to vesting. These awards vest in three equal annual installments on the fourth business day before the end of the grant month in each of the three years following the date of grant.

(2)	The market value of these unvested shares of restricted stock was calculated by multiplying the number of shares by $10.58, the closing price of a share of our common stock on December 31, 2010.

OPTION EXERCISES AND STOCK VESTING — FISCAL 2010

	Stock Awards
	Number of
	Shares Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)	($)(1)

Paul L. Foster	27,735	142,835
Jeff A. Stevens	21,585	111,163
Gary R. Dalke	5,177	26,662
Mark J. Smith	10,774	55,486
Lowry Barfield	9,635	49,620
William Jewell	5,541	28,303

(1)	The value realized was calculated by multiplying the number of restricted shares that vested by $5.15, which was the closing price of a share of our common stock on the vesting date of March 26, 2010. Of the 5,541 shares vested and held by Mr. Jewell during 2010, 3,875 vested on March 26 and the remaining 1,666 shares vested on September 27. The value realized upon vesting of these shares was calculated by multiplying 1,666 by $5.01, which was the closing price of a share of our common stock on the vesting date.

NON-QUALIFIED DEFERRED COMPENSATION AND PENSION BENEFITS

None of the named executive officers received any non-qualified deferred compensation or is covered by a pension plan. Thus, the tables relating to this type of compensation are not included.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

All of the current named executive officers have employment agreements with the Company. Please see “Compensation Discussion and Analysis — Termination Payments” for a description of the severance provisions included in the employment agreements.

These employment agreements do not provide for any gross up to cover any applicable excise or income tax that may be incurred due to a severance payment. The employment agreements are for three-year terms and will be automatically extended for successive one-year terms unless either party gives written notice within 180 days prior to the end of the term to the other party that such party desires not to renew the employment agreement. The executives are subject to a non-compete under the terms of the employment agreements for a period of two years following the date of termination, and are also subject to confidentiality obligations. The above description of the employment agreements does not purport to be a complete statement of the parties’ rights and obligations thereunder. The above statements are qualified in their entirety by reference to the employment agreements, which have been filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

Assuming a termination occurred at December 31, 2010, the following severance payments would be applicable for each Named Executive Officer listed.

INVOLUNTARY TERMINATION (OUTSIDE OF CHANGE OF CONTROL PERIOD)

		Value of	Accelerated Vesting
		Employee Benefits	of Restricted
	Severance Payment	to be Continued	Stock
Name	($)(1)	($)(2)	($)

Paul L. Foster	20,000	16,190	—
Jeff A. Stevens	1,080,000	16,190	—
Gary R. Dalke	720,000	16,190	—
Mark J. Smith	918,000	16,190	—
Lowry Barfield	642,000	16,190	—
William Jewell	374,920	7,525	—

INVOLUNTARY TERMINATION (WITHIN CHANGE OF CONTROL PERIOD)

		Value of
		Employee	Accelerated Vesting
	Severance	Benefits to be	of Restricted
	Payment	Continued	Stock
Name	($)(1)	($)(2)	($)(3)

Paul L. Foster	20,000	16,190	337,449
Jeff A. Stevens	1,080,000	16,190	262,458
Gary R. Dalke	1,260,000	16,190	77,340
Mark J. Smith	1,606,500	16,190	3,310,577
Lowry Barfield	1,123,500	16,190	3,295,670
William Jewell	656,110	7,525	2,182,813

(1)	Please see discussion under “Compensation Discussion and Analysis — Termination Payments” for a description of severance payments.

(2)	Named Executive Officers may be entitled to continue participating in certain employee benefit plans for a period of up to two years. “Benefits to be Continued” for each Named Executive Officer represents two years of the officer’s 2010 elected medical, dental, and vision benefits.

(3)	This column represents the market value of the restricted shares subject to acceleration calculated by multiplying the number of shares by $10.58, the closing price of a share of our common stock on December 31, 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of the common stock of the Company as of March 31, 2011, by:

•	each director and nominee for director;

•	each executive officer named in the summary compensation table;

•	each person known by the Company to beneficially own more than 5% of the outstanding common stock of the Company; and

•	all of the Company’s executive officers and directors as a group.

The number of shares and percentage of beneficial ownership set forth below are based on 90,817,024 shares of common stock of the Company issued and outstanding as of March 31, 2011. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table below have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them, and their address is 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

	Amount and Nature of
Name	Beneficial Ownership	Percent of Class

Paul L. Foster(1)	27,924,329	30.6%
Jeff A. Stevens(2)	5,562,416	6.1%
Ralph A. Schmidt(3)	1,364,104	1.5%
Scott D. Weaver(4)	1,676,998	1.8%
Mark J. Smith(5)	300,745	0.3%
Lowry Barfield(6)	295,766	0.3%
William Jewell(7)	206,439	0.2%
Gary R. Dalke(8)	188,510	0.2%
L. Frederick Francis(9)	194,099	0.2%
Brian J. Hogan(10)	107,759	0.1%
Carin M. Barth(11)	102,407	0.1%
William D. Sanders(12)	71,665	0.1%
All directors and officers as a group (13 persons)	38,061,541	41.7%
Other 5% or more shareholders:
FMILP(13)	19,073,470	20.9%
FMR LLC(14)	6,293,887	6.9%
Dimensional Fund Advisors(15)	5,497,570	6.0%
Citadel LLC(16)	5,051,448	5.5%
WRCRC(17)	807,302	0.9%
Total shares outstanding as of March 31, 2011 (not including treasury shares)	90,817,024	100.0%

(1)	Of the shares indicated as beneficially owned by Mr. Foster, 785,314 shares are beneficially owned by WRC Refining Company (“WRCRC”), in which Mr. Foster holds a 97.3% interest, 19,073,470 are beneficially owned by Franklin Mountain Investments Limited Partnership (“FMILP”), in which Mr. Foster holds an 89.58% interest, 138,889 are “if-converted” shares related to his beneficial ownership of 5.75% Convertible Senior Notes at a conversion price of $10.80 per share, and 6,240 are restricted shares that will vest over three years from the date of grant and over which Mr. Foster has sole voting power. Mr. Foster is the controlling shareholder and Chief Executive Officer of WRCRC and the sole shareholder and President of Franklin Mountain G.P., LLC, the General Partner of FMILP, and as such, may be deemed to have voting and dispositive power over the shares owned by WRCRC and FMILP. Mr. Foster has disclaimed the beneficial ownership of the shares corresponding to the interests of Messrs. Stevens, Schmidt and Weaver in WRCRC.

(2)	Of the shares indicated as beneficially owned by Mr. Stevens, 14,134 shares are beneficially owned by WRCRC in which Mr. Stevens holds a 1.8% interest, 171,297 are “if-converted” shares related to his beneficial ownership of 5.75% Convertible Senior Notes at a conversion price of $10.80 per share and 4,853 shares are restricted shares that will vest over three years from the date of grant and over which shares Mr. Stevens has sole voting power.

(3)	Of the shares indicated as beneficially owned by Mr. Schmidt, 3,927 shares are beneficially owned by WRCRC, in which Mr. Schmidt holds a 0.5% interest and 52,684 shares are restricted shares that will vest over three years from the date of grant and over which shares Mr. Schmidt has sole voting power.

(4)	Of the shares indicated as beneficially owned by Mr. Weaver, 3,927 shares are beneficially owned by WRCRC, in which Mr. Weaver holds a 0.5% interest, 67,130 are “if-converted” shares related to his beneficial ownership of 5.75% Convertible Senior Notes at a conversion price of $10.80 per share and 2,575 shares are restricted shares that will vest over three years from the date of grant and over which shares Mr. Weaver has sole voting power.

(5)	Of the shares indicated as beneficially owned by Mr. Smith, 203,235 are restricted shares that vest over three years following the date of grant.

(6)	Of the shares indicated as beneficially owned by Mr. Barfield, 202,666 are restricted shares that vest over three years following the date of grant.

(7)	Of the shares indicated as beneficially owned by Mr. Jewell 135,773 are restricted shares that vest over three years following the date of grant and 6,481 are “if-converted” shares related to his beneficial ownership of 5.75% Convertible Senior Notes at a conversion price of $10.80 per share.

(8)	Of the shares indicated as beneficially owned by Mr. Dalke, 3,000 are restricted shares that vest over three years from the date of grant.

(9)	Of the shares indicated as beneficially owned by Mr. Francis, 65,221 are restricted shares that vest over three years following the date of grant. Mr. Francis holds 109,132 of his unrestricted shares in a brokerage account, which is subject to standard margin terms. The shares secure his obligations under such account. As of March 31, 2010, Mr. Francis did not owe any monies in this margin account.

(10)	Of the shares indicated as beneficially owned by Mr. Hogan, 65,355 are restricted shares that vest over three years following the date of grant, 1,000 shares are held in Uniform Gift to Minors accounts for which Mr. Hogan is custodian and 500 shares are held in a Joint Tenant with Right of Survivorship account for which Mr. Hogan is a co-account holder.

(11)	Of the shares indicated as beneficially owned by Ms. Barth, 67,270 are restricted shares that vest over three years following the date of grant and 10,420 are shares owned by trusts of which Ms. Barth is trustee.

(12)	Of the shares beneficially owned by Mr. Sanders, 55,284 are restricted shares that vest over three years following the date of grant.

(13)	Of the shares indicated as beneficially owned by FMILP, FMILP has shared voting and dispositive power over all of the shares. Paul L. Foster holds an 89.58% interest in FMILP and is the sole shareholder and President of Franklin Mountain G.P., LLC, the General Partner of FMILP, and as such, Paul L. Foster may be deemed to have voting and dispositive power over all of its shares.

(14)	FMR Corp. filed with the SEC a Schedule 13G dated February 14, 2011. Based solely on the disclosure set forth in the Schedule 13G, FMR Corp. has sole dispositive power with respect to 6,293,887 shares, sole voting power with respect to 1,654,629 shares and shared dispositive and shared voting power with respect to no shares. FMR Corp.’s address is 82 Devonshire Street, Boston, Massachusetts 02109.

(15)	Dimensional Fund Advisors LP filed with the SEC a Schedule 13G dated February 11, 2011. Based solely on the disclosure set forth in the Schedule 13G, Dimensional Fund Advisors LP has sole dispositive power with respect to 5,497,570 shares, sole voting power with respect to 5,323,823 shares and shared dispositive and shared voting power with respect to no shares. Dimensional Fund Advisors LP’s address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(16)	Citadel, LLC (“Citadel”) filed with the SEC a Schedule 13G dated February 10, 2011. Based solely on the disclosure set forth in the Schedule 13G, Citadel has dispositive power shared between Citadel Advisors LLC,

Citadel Holdings II LP and Citadel Investment Group II, L.L.C. with respect to 5,051,448 shares and sole voting and sole dispositive power with respect to no shares. Citadel’s address is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603.

(17)	Of the shares indicated as beneficially owned by WRCRC, WRCRC has shared voting and dispositive power over all of the shares. Paul L. Foster holds a 97.3% interest in WRCRC and is the President, controlling shareholder and Chief Executive Officer of WRCRC and as such, may be deemed to have voting and dispositive power over all of its shares. Mr. Foster has disclaimed the beneficial ownership of the shares corresponding to the interests of Messrs. Stevens, Schmidt and Weaver in WRCRC.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the Company’s executive officers serves as a member of the board or on the compensation committee of any entity that has any executive officers serving on the Compensation Committee. No interlock relationships exist between the Company’s Board or the compensation committee of any other company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies for the Review and Approval of Related-Person Transactions

The Board has delegated to the Audit Committee the responsibility for reviewing and approving all related-person transactions defined by, or those transactions required to be disclosed under, Item 404 of Regulation S-K of the SEC. This requirement is set forth in the Audit Committee charter (which can be accessed on the Company’s website at www.wnr.com or by sending a written request to Lowry Barfield, Secretary, at the Company’s corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901). The Company’s Senior Vice President — Legal, General Counsel and Secretary is primarily responsible for obtaining information from the directors and executive officers with respect to related-person transactions and for then determining, based on the facts and circumstances, whether the Company or a related-person has a direct or indirect material interest in the transaction. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related-person are disclosed in this Proxy Statement. The Audit Committee reviews and approves all related-person transactions.

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR

The Audit Committee has selected Deloitte & Touche LLP (“Deloitte”), independent auditors, to audit the Company’s consolidated financial statements for 2011. The Company asks that you ratify the decision of the Audit Committee that Deloitte audit the Company’s consolidated financial statements for 2011.

In the event shareholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in shareholders’ best interests.

The affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required to approve the ratification of the selection of Deloitte as the Company’s independent auditor for 2011.

The Board unanimously recommends a vote FOR
ratification of the selection of Deloitte as the Company’s independent auditors for 2011.

The Audit Committee has approved all services to be provided by Deloitte. Deloitte has advised the Company that it will have a representative available at the 2011 Annual Meeting of Shareholders to make a statement if they so desire and to respond to appropriate questions.

AUDIT COMMITTEE REPORT

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filings made by the Company with the SEC, except to the extent that the Company specifically incorporates it by reference into any filing.

The Audit Committee consists of three directors who are independent, as defined by the standards of the New York Stock Exchange and the rules and regulations of the SEC. Under the charter approved by the Board, the Audit Committee assists the Board in overseeing matters relating to the Company’s accounting and financial reporting practices, the adequacy of internal controls and the quality and integrity of the Company’s financial statements. The Audit Committee is responsible for selecting and retaining the independent auditors. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The Audit Committee’s role under the Audit Committee charter is to provide oversight of management’s responsibility. The Audit Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditors’ work.

The Audit Committee has met and held discussions separately and jointly with management, the Company’s internal auditors and the independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company’s internal auditors and the independent auditors.

The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the auditors’ communications with the Audit Committee concerning independence. The Audit Committee also discussed with the independent auditors any relationships that may impact their independence. The Audit Committee discussed and reviewed with the independent auditors all communications required to be discussed by standards of the Public Company Accounting Oversight Board, including those described in Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the PCAOB in Rule 3200T).

Based on the Audit Committee’s discussion with management, the Company’s internal auditors and the independent auditors, its review of the representations of management, and the report of the independent auditors, the Audit

Committee recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

The Audit Committee

Carin Barth, Chairperson
L. Frederick Francis
Brian J. Hogan

Principal Accountant Fees and Services

For fiscal years 2010 and 2009, the following fees and expenses were billed to the Company by Deloitte for the indicated services:

	Deloitte	Deloitte
	Fiscal Year Ended	Fiscal Year Ended
	12/31/2010	12/31/2009

Audit fees	$1,699,937	$1,848,025
Audit-related fees	5,000	319,639
Tax fees	9,330	—
All other fees	—	—

Total fees and expenses	$1,714,267	$2,167,664

For 2010, audit fees consist of fees billed for professional services rendered for (i) the audit of the Company’s 2010 consolidated financial statements, (ii) the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2010, (iii) the review of the Company’s interim consolidated financial statements included in quarterly reports, and (iv) other services that were normally provided by Deloitte in connection with statutory and regulatory filings or engagements. Total fees and expenses included approximately $56,000 of reimbursed out-of-pocket expenses for fiscal year 2010. Audit-related fees consist of fees billed for the Company’s filing on Form S-8. Tax fees related to scoping work for various tax strategies.

For 2009, audit fees consist of fees billed for professional services rendered for (i) the audit of the Company’s 2009 consolidated financial statements, (ii) the audit of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2009, (iii) the review of the Company’s interim consolidated financial statements included in quarterly reports, and (iv) other services that were normally provided by Deloitte in connection with statutory and regulatory filings or engagements. Total fees and expenses included approximately $58,000 of reimbursed out-of-pocket expenses for fiscal year 2009. Audit-related fees and expenses consist of fees billed for the Company’s filings on Form S-3 and other non-SEC regulatory filings.

Policy on Audit Committee Pre-Approval and Permissible Non-Audit Services of the Independent Auditors

The Audit Committee has determined that the provision of certain non-audit services by Deloitte is compatible with maintaining their independence. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. During 2010, all services provided by Deloitte were approved in accordance with this policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (“Exchange Act”) requires the Company’s officers, directors, and persons who beneficially own more than 10% of the common stock of the Company to file reports of securities ownership and changes in such ownership with the SEC. Officers, directors and greater than 10% beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file. To the Company’s knowledge, all required report filings by the Company’s directors and executive officers were timely made.

PROPOSAL 3: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), the Company is asking shareholders to approve, on an advisory basis, the compensation of its named executive officers as disclosed, pursuant to Item 402 of the SEC’s Regulation S-K, in this Proxy Statement, including the Compensation Discussion and Analysis, the compensation and related tables, the notes and other narratives (collectively, the “Compensation Disclosures”). As described in the Compensation Disclosures contained in this Proxy Statement, the Compensation Committee has structured the compensation of the Company’s named executive officers in a way that meaningfully aligns the interests of named executive officers with the interests of shareholders, which include:

•	producing long-term, positive results for the Company and its shareholders;

•	aligning named executive officers’ compensation with the Company’s short and long-term performance results with metrics to evaluate and reward performance;

•	having a compensation program that will attract and retain nationally recognized, highly qualified named executive officers to manage and lead the Company; and

•	providing incentive compensation to reward earnings growth, reliability, safety and environmental performance as well as achievement and implementation of specific Company goals that advance the interests of the Company and its shareholders.

In 2010, the Company achieved a number of significant accomplishments led by this named executive officer management team, including:

•	completing the consolidation of the two Four Corners refineries into the Gallup, New Mexico refinery;

•	achieving the goal of $50 million in annual cost savings through a number of successful initiatives that management believes are sustainable going forward;

•	completing the safe, temporary shut down of refining operations at the Yorktown refinery while continuing to successfully operate the products terminal and storage facility to supply the region with finished products;

•	finishing 2010 with capital expenditures of $78.1 million, which was below the budget of $100 million, without compromising the safety or reliability of the Company’s operations;

•	amending the Company’s revolving credit facility to eliminate financial maintenance covenants under that facility, lower the interest rate, increase borrowing capacity, and extend the maturity; and

•	reducing total debt by $47.1 million.

For 2010, the Compensation Committee awarded the Company’s named executive officers base salary, annual cash bonus and long-term incentive compensation in the form of equity awards and performance awards pursuant to the Company’s shareholder-approved equity plans in accordance with these objectives, as described in detail in the Compensation Disclosures contained in this Proxy Statement. In accordance with the Dodd-Frank Act, discussed above, shareholders are being asked to vote on the following resolution:

“RESOLVED, that the shareholders of Western Refining, Inc. approve, on an advisory basis, the compensation of the Company’s named executive officers disclosed pursuant to Item 402 of Regulation S-K, which disclosure includes the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in the Company’s annual Proxy Statement for its 2011 Annual Meeting of Shareholders.”

In assessing this vote, the Company urges shareholders to review in detail the Compensation Disclosures contained in this Proxy Statement, which provide detailed information on the Compensation Committee’s objectives in awarding named executive officer compensation, its process in assessing and awarding named executive officer compensation and its decisions regarding named executive officer compensation for 2010.

Because the vote on this proposal, commonly referred to as a “Say on Pay” vote, is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer, nor will it be binding on the Company, the Board or the Compensation Committee. However, the Compensation Committee will review and carefully consider the voting results when making future decisions regarding the Company’s executive compensation program and the compensation paid to the Company’s named executive officers.

The affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required to approve the compensation paid to our named executive officers in 2010.

The Board unanimously recommends a vote FOR this proposal.

PROPOSAL 4:
ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION

In accordance with the Dodd-Frank Act, the Company is asking shareholders to indicate, on an advisory basis, whether future advisory votes on named executive officer compensation like the one described in Proposal 3 above should occur every year, every two years or every three years.

After careful consideration, the Board and the Compensation Committee have determined that holding an advisory vote on named executive officer compensation every three years is the most appropriate policy for the Company at this time. As described in the Compensation Disclosures, defined above, contained in this Proxy Statement, the Compensation Committee intends to evaluate named executive officer compensation using several sources, including the advice of independent compensation consultants, benchmarking surveys, a proprietary compensation database, the Compensation Committee’s assessment of the success of the Company and the contributions of the various named executive officers to the Company’s success, the current economic conditions and industry environment in which the Company operates and the Compensation Committee members’ common sense, experience and judgment. While the Compensation Committee will review and determine named executive officer compensation annually, the Compensation Committee is sensitive to the expense associated with full reports and recommendations of independent outside compensation consultants and therefore expects to have full reports and recommendations provided by an independent outside compensation consultant every three years. In the interim years, the Compensation Committee intends to rely upon the other sources and factors referenced above. In light of the timing of advisory votes on named executive officer compensation, which generally occur after compensation decisions are made by the Compensation Committee for the preceding year, and as the Compensation Committee currently intends to have full reports and recommendations provided by an independent outside compensation consultant every three years, the Company recommends an advisory vote on named executive officer compensation every three years.

To the extent the Compensation Committee perceives there are major shifts in compensation trends or desires to make significant modifications to the Company’s compensation programs, the Compensation Committee may decide, in its discretion, to retain independent compensation consultants to provide full or partial reports and analyses more often than the three-year target periods mentioned above. In such case, the Board and the Compensation Committee will assess whether to again seek an advisory vote of shareholders to change the frequency with which shareholders will vote on named executive officer compensation to match the frequency of those reports.

While this proposal is advisory in nature and will not be binding on the Company, the Board or the Compensation Committee, the Company, the Board and the Compensation Committee understand that shareholders may have different views as to what is an appropriate frequency for advisory votes on named executive officer compensation and will carefully review the voting results of this proposal.

The affirmative vote of holders of a majority of the shares of common stock present or represented by proxy at the meeting and entitled to vote is required to approve the proposal to hold an advisory vote to approve named executive officer compensation every three years.

The Board unanimously recommends that the shareholders vote for the shareholder advisory vote on named executive officer compensation to occur every THREE YEARS.

PROPOSALS OF SHAREHOLDERS FOR THE 2012 ANNUAL MEETING OF SHAREHOLDERS

Shareholders who intend to submit a proposal at the 2012 Annual Meeting of Shareholders and desire that such proposal be included in the proxy materials for such meeting must follow the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the proxy materials, shareholder proposals must be received by the Secretary of the Company at the Company’s principal executive offices no later than December 14, 2011.

Shareholders intending to present a proposal at the 2012 Annual Meeting of Shareholders but not to include the proposal in the proxy materials, or to nominate a person for election as a director, must comply with the requirements set forth in the Company’s Bylaws. The Company’s Bylaws require, among other things, that the Company’s Secretary receive written notice from the record shareholder of intent to present such proposal or nomination before the later to occur of sixty days prior to the date of the 2012 Annual Meeting of Shareholders or ten days after the Board first publishes the date of such meeting. The notice must contain the information required by the Company’s Bylaws, a copy of which is available upon request to the Company’s Secretary by calling (915) 534-1400 or by writing to: Lowry Barfield, Secretary, at the Company’s corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901.

ADDITIONAL INFORMATION

The Annual Report to Shareholders of the Company for the year ended December 31, 2010, including audited financial statements, does not constitute a part of the proxy soliciting material. Western Refining, Inc. will furnish a copy of its Annual Report for the year ended December 31, 2010, without exhibits, free of charge to each person who forwards a written request to Lowry Barfield, Secretary, at the Company’s corporate headquarters located at 123 W. Mills Avenue, Suite 200, El Paso, Texas 79901. In addition, the Annual Report for the year ended December 31, 2010, is available on the Investor Relations section of the Company’s website at www.wnr.com.

Western Refining

2011 ANNUAL MEETING OF SHAREHOLDERS OF WESTERN REFINING, INC.

Please make your marks like this: [X] Use dark black pencil or pen only

1: Election of Class III Directors

	For	Withhold	Directors Recommend
01 Carin M. Barth	☐	☐	For
02 Paul L. Foster	☐	☐	For
03 L. Frederick Francis	☐	☐	For

	For / 1 year	Against / 2 years	3 years	Abstain	Directors Recommend
2: Ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 2011.	☐	☐		☐	For
3: Advisory vote on 2010 named executive officer compensation.	☐	☐		☐	For
4: Advisory vote on frequency of future advisory votes on named executive officer compensation.	☐	☐	☐	☐	3 Years

________________ Please Sign Here ____________ Please Date Above

________________ Please Sign Here ____________ Please Date Above

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

Western Refining

VOTED BY:

INTERNET

Go To
www.proxypush.com/wnr
- View Meeting Documents.
- Have your 12-digit control number ready.
- Cast your vote online.

OR

TELEPHONE

Call
866-390-5269
- Use any touch-tone telephone.
- Have your 12-digit control number ready.
- Follow the simple recorded instructions.

OR

MAIL
- Detach your Proxy Card.
- Mark, sign and date your Proxy Card.
- Return your Proxy Card in the postage-paid envelope provided.

PROXY TABULATOR FOR

EVENT #

CLIENT #

OFFICE #

2011 ANNUAL MEETING OF SHAREHOLDERS OF WESTERN 2011 Annual Meeting of Shareholders of Western Refining, Inc. REFINING, INC. to be held on Tuesday, June 7, 2011 Date: Tuesday, June 7, 2011 for Holders as of April 11, 2011 Time: 8:30 A.M. (Mountain Time) Place: Plaza Theater, 125 Pioneer Plaza, El Paso, TX 79901 This proxy is being solicited on behalf of the Board of Directors Please make your marks like this: Use dark black pencil or pen only . VOTED BY: provided INTERNET TELEPHONE Board of Directors Recommends a Vote FOR each director in proposal Call Go To 866-390-5269 1, FOR proposals 2 and 3, and 3 YEARS on proposal 4. www.proxypush.com/wnr UUse any touch-tone telephone. 1: Election of Class III Directors Directors envelope UView Meeting Documents. U Have your 12-digit control number ready. Recommend UHave your 12-digit control For Withhold number ready. OR UFollow the simple recorded instructions. 01 Carin M. Barth For UCast your vote online. 02 Paul L. Foster For in the MAIL 03 L. Frederick Francis For OR UDetach your Proxy Card. portion Mark, sign and date your Proxy Card. U For Against Abstain UReturn your Proxy Card in the postage-paid envelope provided. 2: Ratify the appointment of Deloitte & Touche For LLP as the Company’s independent auditors The undersigned hereby appoints Lowry Barfield and Melissa Buhrig, and each or either of them, as the true and for fiscal year 2011. lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Western Refining, Inc. which the undersigned is entitled to vote at 3: Advisory vote on 2010 named executive For the 2011 Annual Meeting of Shareholders of Western Refining, Inc. and any adjournment thereof upon the matters officer compensation. 1 year 2 years 3 years specified and upon such other matters as may be properly brought before the annual meeting or any adjournment 3 thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as 4: Advisory vote on frequency of future advisory Years and return just this may properly come before the annual meeting and revoking any proxy heretofore given. votes on named executive officer compensation. 5: perforation THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, To consider and act upon any other matters SHARES WILL BE VOTED FOR THE ELECTION OF EACH DIRECTOR IN PROPOSAL 1, FOR PROPOSALS 2 AND which may properly come before the annual meeting THREE, FOR THREE YEARS FOR PROPOSAL 4 AND AUTHORITY WILL BE DEEMED GRANTED FOR ANY OTHER or any adjournment thereof. MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENT THEREOF. at the All votes must be received by 5:00 P.M., Eastern Time, June 6, 2011. PROXY TABULATOR FOR carefully WESTERN REFINING, INC. P.O. BOX 8016 CARY, NC 27512-9903 separate If you will attend the meeting and vote your Please shares in person, please mark this box. Authorized Signatures — This section must be completed for your Instructions to be executed. EVENT # Please Sign Here Please Date Above CLIENT # Please Sign Here Please Date Above Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all OFFICE # persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Revocable Proxy — Western Refining, Inc. 2011 Annual Meeting of Shareholders of Western Refining, Inc. June 7, 2011, 8:30 a.m. (Mountain Time) This Proxy is Solicited on Behalf of the Board of Directors The undersigned appoints Lowry Barfield and Melissa Buhrig, each with full power of substitution, to act as proxies for the undersigned, and to vote all shares of common stock of Western Refining, Inc. that the undersigned is entitled to vote at the 2011 Annual Meeting of Shareholders of Western Refining, Inc. on Tuesday, June 7, 2011, at 8:30 a.m. (Mountain Time) at the Plaza Theater, 125 Pioneer Plaza, El Paso, Texas 79901, and any and all adjournments thereof, as set forth below. This proxy is revocable and will be voted as directed, but if no instructions are Please specified, this proxy will be voted: separate FOR the nominees for directors in proposal 1 FOR proposals 2 and 3 carefully FOR three years for proposal 4 (CONTINUED AND TO BE SIGNED ON REVERSE SIDE) at the perforation and return just this portion in the envelope provided .